UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐ PreliminaryProxy Statement	☐ Confidential,for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ DefinitiveProxy Statement
☐ DefinitiveAdditional Materials
☐ SolicitingMaterial Under Rule 14a-12

TURNSTONE SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐    No fee required.

☐    Fee computed on table below per Exchange Act Rules 14a–6(i)(4) and 0–11.

1)	Title of each class of securities to which transaction applies: Common Stock, $.001 par value

2)	Aggregate number of securities to which transaction applies: 63,117,133

3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0–11 (set forth the amount on which the filing fee is calculated and state how it is determined): $2.95 (maximum distribution per share) x 63,117,133 (aggregate number of securities outstanding)

4)	Proposed maximum aggregate value of transaction: $186,195,542

5)	Total fee paid: $15,063 (calculated as the proposed maximum aggregate transaction value multiplied by .00008090)

☒    Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0–11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1)	Amount Previously Paid:

2)	Form, Schedule or Registration Statement No.:

3)	Filing Party:

4)	Date Filed:

TURNSTONE SYSTEMS, INC.

2220 CENTRAL EXPRESSWAY

SANTA CLARA, CA 95050

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON NOVEMBER 11, 2003

TO THE STOCKHOLDERS OF TURNSTONE SYSTEMS, INC.:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Turnstone Systems, Inc., a Delaware corporation, will be held on Tuesday, November 11, 2003, at 9:00 a.m. local time, at our executive offices at 2220 Central Expressway, Santa Clara, California 95050 for the following purposes:

1.	To ratify a special cash distribution to stockholders of $2.77 per common share, or such lesser amount as our board of directors may determine to be appropriate;

2.	To approve the liquidation and dissolution of Turnstone Systems pursuant to a Plan of Complete Liquidation and Dissolution of Turnstone Systems, Inc., substantially in the form of Annex A attached to the accompanying proxy statement;

3.	To elect the two nominees for director;

4.	To approve the amendment of our amended and restated certificate of incorporation to eliminate our classified board of directors;

5.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003; and

6.	To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this notice.

This notice and proxy statement are being sent on or about October 14, 2003 to stockholders of record at the close of business on September 15, 2003, the record date fixed by our board of directors, for establishing stockholders entitled to notice of and to vote at the Annual Meeting and any adjournment or postponement thereof. A list of the stockholders entitled to vote at the meeting may be examined by any stockholder at our executive offices during the ten-day period preceding the Annual Meeting.

By Order of the board of directors,

Albert Y. Liu Secretary

Santa Clara, California

October 14, 2003

YOUR VOTE IS IMPORTANT

PLEASE DELIVER YOUR PROXY AS PROMPTLY AS

POSSIBLE ACCORDING TO THE ENCLOSED INSTRUCTIONS

Summary Term Sheet

The following is a summary of certain information contained elsewhere in this proxy statement and the attached appendices. This summary does not contain all of the information that is important to you. We urge you to read the entire document (including appendices) before you decide whether to vote to ratify the special distribution proposal or approve the dissolution proposal. The plan of complete liquidation and dissolution of Turnstone Systems is attached as Appendix A, the solvency opinion of Valuation Research Corporation is attached as Appendix B and the fairness opinion of Valuation Research Corporation is attached as Appendix C.

About Turnstone Systems, Inc.

We were incorporated in Delaware in January 1998. Our principal executive offices are located at 2220 Central Expressway, Santa Clara, California 95050, and our telephone number there is (408) 907-1400. All of our public filings with the Securities and Exchange Commission are accessible from our corporate website at www.turnstone.com. Information contained on the website is not a part of this proxy statement.

We are a provider of hardware and software products that enable local exchange carriers to deploy and maintain copper local loop services. Our products include copper loop management and testing systems, signal splitters and remote line switching and service verification platforms. Currently, we are not selling any of our products and have only two full-time employees.

The Special Distribution

General

On August 6, 2003, our board of directors approved, subject to stockholder ratification, a special cash distribution to stockholders of $2.77 per share, or such lesser amount as the board may later determine to be appropriate.

Reasons for the Special Distribution

Our board of directors approved the special distribution because it determined that our business prospects were not promising and that our cash and cash equivalents on hand greatly exceeded our projected liquidation expenses and known and outstanding liabilities. The board therefore concluded that such distribution would be in the best interest of our stockholders.

Solvency Opinion

In connection with the proposed special distribution, our board requested the opinion of Valuation Research Corporation as to the solvency of Turnstone Systems after giving effect to the special distribution. On August 6, 2003, at a meeting of our board of directors, Valuation Research delivered to our management and board of directors its opinion that, immediately after the completion of a special distribution of $2.77 per common share, the fair value and present fair saleable value of our assets would exceed our stated liabilities and identified contingent liabilities and our remaining capital after the special distribution would not be unreasonably small to allow us to pay our obligations as they come due and efficiently proceed with our dissolution.

Amount of the Special Distribution; Timing

If our stockholders ratify the special distribution, promptly after the Annual Meeting, our board intends to set a record date and payment date for the special distribution and to fix the actual amount of the special distribution. We have estimated that the amount of the special distribution will be $2.77 per common share, or approximately $174.8 million in the aggregate. However, prior to the record date for the special distribution, the board of directors may determine that a distribution of an amount less than $2.77 per common share would be appropriate to increase our remaining cash to satisfy potential liabilities.

i

Stockholders of record as of the record date for the special distribution will be eligible to receive the amount of the special distribution on the payment date.

Material United States Federal Income Tax Consequences of the Special Distribution

We do not anticipate that we will incur any material tax liability from the special distribution. For our stockholders, because we do not have any accumulated earnings and profits and do not expect to have current earnings and profits for the year in which the special distribution is made, the amount of the special distribution will be applied against and reduce each stockholder’s tax basis in such stockholder’s shares of stock. Gain will be recognized to the extent that the value of the special distribution received by a stockholder exceeds such stockholder’s tax basis and will likely be computed on a “per share” basis. Gain recognized by a stockholder will be capital gain provided the shares are held as capital assets, and will be long term capital gain if the stock has been held for more than one year.

The tax consequences of the special distribution may vary depending upon the particular circumstances of each stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the Federal income tax consequences of the special distribution as well as the state, local and foreign tax consequences.

The Plan of Dissolution

General

On August 6, 2003, our board of directors approved, subject to stockholder approval, the plan of complete liquidation and dissolution of Turnstone Systems.

Reasons for the Dissolution

Our board of directors approved the plan of dissolution because it determined that our business prospects were not promising and concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders as compared to our other available strategic alternatives.

Fairness Opinion

In connection with the proposed plan of dissolution, our board requested the opinion of Valuation Research Corporation as to the fairness, from a financial point of view, to our stockholders of the plan of dissolution. On August 6, 2003, at a meeting of our board of directors, Valuation Research delivered to our management and board of directors its opinion that the plan of dissolution is fair to the stockholders from a financial point of view.

Our Activities Following the Adoption of the Plan

If our stockholders approve the plan of dissolution, we intend to:

•	file a Certificate of Dissolution with the Secretary of State of the State of Delaware;

•	cease conducting normal business operations, except as may be required to wind up our business affairs;

•	attempt to convert all of our remaining assets into cash or cash equivalents in an orderly fashion;

•	pay or attempt to adequately provide for the payment of all of our known obligations and liabilities; and

•	distribute pro rata in one or more liquidating distributions all of our remaining assets to our stockholders as of the applicable record date(s).

Our board may, to the full extent permitted by law, amend the plan of dissolution without any further stockholder approval if it determines that the amendment is in the best interest of our stockholders. In addition, if the board determines that liquidation and dissolution are not in the best interests of our stockholders, the board may direct that the plan of dissolution be abandoned, either before or after stockholder approval.

Sale of our Assets

The plan of dissolution contemplates the sale of all of our assets. Sales of our assets will be made on such terms as are approved by our board in its sole discretion. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of our assets, any required United States and foreign regulatory approvals, public market perceptions and limitations on transferability of certain assets.

Expected Distributions to Stockholders; Timing

Based on our current projections of operating expenses and liquidation costs and assuming the special cash distribution to stockholders of $2.77 per share described above is ratified and completed, we currently estimate that the amount of liquidating distributions will range from $0.11 to $0.18 per common share, for a total distribution, including the special distribution, of between $2.88 and $2.95 per common share. The actual amount available for distribution, if any, could be substantially less if we discover additional liabilities or claims or incur unexpected or greater than expected expenses.

Although our board has not established a firm timetable for the liquidating distributions, the board intends to, subject to contingencies inherent in winding up our business, make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. All liquidating distributions from us will be made to stockholders according to their holdings of common stock as of a final record date. Subject to the provisions of Delaware law, we expect to conclude the liquidation prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution.

Contingent Liabilities; Contingency Reserve

In connection with our dissolution, we are required by Delaware law to pay or provide for payment of all of our liabilities and obligations. In the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder can be held liable for the repayment to creditors of such stockholder’s pro rata portion of the shortfall out of the liquidation distributions received by such stockholder from us.

Liquidating Trust

As part of the dissolution process, we may from time to time transfer some or all of our unsold assets to one or more liquidating trusts established for the benefit of our stockholders. The purpose of a liquidating trust would be to distribute or sell such property on terms satisfactory to the trustees, and distribute any net proceeds to our stockholders. Our board may appoint one or more of its members or management or another third party to serve as trustee of the trust. We do not anticipate that a stockholder’s interest in a liquidating trust will be transferable.

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation

After the approval of the plan of dissolution and until the liquidation is completed, our taxable income will continue to be subject to Federal income taxation. We will recognize gain or loss with respect to the sale of our assets, and may recognize gain upon any distribution of non-cash assets.

Liquidating distributions received by our stockholders will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. A loss will generally be recognized if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

The tax consequences to a particular stockholder of the plan of dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult a tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

The following questions and answers are for your convenience only, and briefly address some commonly asked questions about the proposals. You should still read this proxy statement carefully in its entirety, including the attached annexes.

General Questions and Answers

Q:	When and Where is the Annual Meeting?

A:	Our Annual Meeting will be held on Tuesday, November 11, 2003, at 9:00 a.m. local time, at our executive offices at 2220 Central Expressway, Santa Clara, California 95050. Our telephone number at that address is (408) 907-1642.

Q:	Who can vote at this Annual Meeting?

A:	Holders of record of our common stock at the close of business on September 15, 2003 may vote at the Annual Meeting. Each share of common stock is entitled to one vote. On the record date, there were 63,061,308 shares of common stock entitled to vote at the Annual Meeting.

Q:	What proposals will be voted on at the Annual Meeting?

A:	The following proposals will be voted on at the Annual Meeting:

•	Whether to ratify a special cash distribution to stockholders of $2.77 per common share, or such lesser amount as our board of directors may determine to be appropriate;

•	Whether to approve the liquidation and dissolution of Turnstone Systems, Inc., pursuant to the Plan of Complete Liquidation and Dissolution of Turnstone Systems, Inc. attached as Annex A to this proxy statement;

•	Whether to elect the two nominees for director;

•	Whether to approve the amendment of our amended and restated certificate of incorporation to eliminate our classified board of directors; and

•	Whether to ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003.

Q:	What do I need to do now?

A:	After carefully reading and considering the information contained in this proxy statement, you should complete and sign your proxy and return it in the enclosed return envelope as soon as possible so that your shares may be represented at the meeting. You may also be able to submit your proxy over the Internet or by telephone. A majority of shares entitled to vote must be represented at the meeting to enable Turnstone Systems to conduct business at the meeting. See “Information Concerning Solicitation and Voting.”

Q:	Can I change my vote after I have submitted my proxy?

A:	Yes. You can change your vote at any time before proxies are voted at the meeting. You can change your vote in one of three ways. First, you can send a written notice via registered mail to our Secretary, Albert Y. Liu, at our executive offices, stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy. If you choose either of these two methods, you must submit the notice of revocation or the new proxy to us. Third, you can attend the meeting and vote in person. See “Information Concerning Solicitation and Voting.”

Q:	If my Turnstone Systems shares are held in “street name” by my broker, will the broker vote the shares on my behalf?

A:	If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Proposal Three (Election of Directors) and Proposal Five (Ratification of Appointment of Independent Auditors). Absent voting instructions from you, the record holder will not be able to vote your shares on Proposal One (Ratification of Special Cash Distribution), Proposal Two (Plan of Complete Liquidation and Dissolution), or Proposal Four (Elimination of Classified Board of Directors). For a discussion of the effect of these “broker non-votes” on the tabulation of votes, see “Information Concerning Solicitation and Voting—Effect of Abstentions and Broker Non-Votes.”

Q:	Can I still sell my shares of Turnstone Systems common stock?

A:	Yes, but only until the filing of our Certificate of Dissolution. Our common stock is listed on the Nasdaq Stock Market. We anticipate that we will request that our common stock be delisted from the Nasdaq Stock Market immediately prior to the filing of the Certificate of Dissolution with the Delaware Secretary of State. In addition, we intend to close our stock transfer books and discontinue recording transfers of shares of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State. Thereafter, certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. See “Proposal Two—To Approve the Plan of Complete Liquidation and Dissolution—Description of the Dissolution Plan and Process—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

Q:	Who can help answer my questions?

A:	If you have any questions about the Annual Meeting or the proposals to be voted on at the Annual Meeting, or if you need additional copies of this proxy statement or copies of any of our public filings referred to in this proxy statement, you should contact Turnstone Systems Investor Relations at (408) 907-1642. Our public filings can also be accessed at the Securities and Exchange Commission’s web site at www.sec.gov.

Questions and Answers Concerning the Special Distribution and the Plan of Complete Liquidation and Dissolution

Q:	Why are Turnstone Systems’ board of directors and management recommending approval of the special distribution and the subsequent dissolution of Turnstone Systems?

A:	Our revenues have declined substantially since 2000, and we have experienced net losses in every quarter since the fourth quarter of 2000. Revenues totaled $149.4 million in fiscal 2000, $13.4 million in fiscal 2001, $3.8 million in fiscal 2002, and $0.69 million for the first six months of fiscal 2003. Our revenues have declined for a number of reasons, all related directly or indirectly to the substantial and on-going downturn in the market for telecommunications equipment that began in the fourth quarter of 2000. Our revenues in fiscal 2000 derived principally from sales to competitive local exchange carriers, many of whom have either since gone out of business or filed for bankruptcy.

Between the end of 2002 and August 2003, our management and board of directors considered and reviewed numerous strategies to maintain an operating business, none of which they concluded to be viable or in the best interests of stockholders. Following a number of reductions-in-force, we announced the lay-off of most of our remaining employees in April 2003, leaving only administrative personnel tasked with exploring

v

strategic alternatives. As detailed in this proxy statement, our board of directors ultimately determined that it was in the best interests of our stockholders to provide for the payment of outstanding creditor claims and distribute the balance of the company’s remaining assets to stockholders in accordance with Delaware law. For a more complete description of the factors considered by the board and management in determining to dissolve Turnstone Systems, please see “Proposal One—To Ratify A Special Cash Distribution to Stockholders of $2.77 Per Common Share, Or Such Lesser Amount As Our Board of Directors May Determine To Be Appropriate—Background and Reasons for the Special Distribution” and “Proposal Two—To Approve the Plan of Complete Liquidation and Dissolution—Background and Reasons for the Plan of Dissolution.”

Q:	If our stockholders ratify and approve both the special distribution and the Plan of Complete Liquidation and Dissolution, what is the total amount that will be distributed to them?

A:	Assuming the proposals to dissolve Turnstone Systems and make the special distribution are approved or ratified as applicable, we currently expect that our stockholders will receive between $2.88 and $2.95 per common share. We currently expect to make a special cash distribution to stockholders of $2.77 per share promptly after the Annual Meeting and to distribute the balance at some point or points in the future, as the liquidation and dissolution process progresses. We cannot estimate when or if any additional amounts will be paid after the special distribution.

The amounts of the special distribution and subsequent liquidating distribution amounts are only estimates. We have estimated a special distribution of $2.77 per common share based on our currently available assets and liabilities. If we distribute $2.77 per share as a special distribution, we would retain approximately $16.7 million as a reserve to cover all remaining liabilities, whether actual, contingent or unknown. As of June 30, 2003, we had cash and cash equivalents totaling approximately $191.5 million, and total balance sheet liabilities of approximately $2.6 million.

Prior to the record date for the special distribution, the board of directors may determine that a special distribution of an amount less than $2.77 per common share would be appropriate to increase our remaining cash to satisfy potential liabilities.

Q:	What will happen if the proposal approving the special distribution is ratified?

A:	If ratified by the stockholders, promptly after the Annual Meeting, the board of directors plans to set a record date and payment date for the special distribution and to fix the actual amount of the special distribution. Stockholders of record as of the record date for the special distribution will be eligible to receive the amount of the special distribution on the payment date. We will issue a press release announcing the record date and payment date for the special distribution once those dates have been established.

Q:	What are the material United States Federal income tax consequences of the special distribution?

A:	We do not anticipate that we will incur any material tax liability from the special distribution. For our stockholders, because we do not have any accumulated earnings and profits and do not expect to have current earnings and profits for the year in which the special distribution is made, the amount of the special distribution will be applied against and reduce each stockholder’s tax basis in such stockholder’s shares of stock. Gain will be recognized to the extent that the value of the special distribution received by a stockholder exceeds such stockholder’s tax basis and will likely be computed on a “per share” basis. Gain recognized by a stockholder will be capital gain provided the shares are held as capital assets, and will be long term capital gain if the stock has been held for more than one year. See “Proposal One—To Ratify a Special Cash Distribution to Stockholders of $2.77 Per Common Share, Or Such Lesser Amount As Our Board of Directors May Determine To Be Appropriate—Material United States Federal Income Tax Consequences of the Special Distribution.”

The tax consequences of the special distribution may vary depending upon the particular circumstances of each stockholder. We recommend that each stockholder consult his or her own tax advisor regarding the Federal income tax consequences of the special distribution as well as the state, local and foreign tax consequences.

Q:	What will happen if the plan of dissolution is approved?

A:	If the plan of dissolution is approved, we plan to file a certificate to dissolve Turnstone Systems with the Delaware Secretary of State, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Our board of directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available liquidation proceeds to our stockholders, pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our board of directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. See “Proposal Two—To Approve the Plan of Complete Liquidation and Dissolution—Description of the Dissolution Plan and Process—Liquidating Trust.”

Q:	When will stockholders receive payment from our liquidation?

A:	Subject to stockholder approval of the plan of dissolution, we anticipate that, after the special distribution, we will make subsequent liquidating distributions as we settle outstanding claims and liquidate our remaining assets and properties. We anticipate that the majority of the remaining liquidation proceeds will be distributed over a period of three years in accordance with Delaware law. See “Proposal Two—To Approve the Plan of Complete Liquidation and Dissolution—Description of the Dissolution Plan and Process—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What is the total amount of the payments that stockholders will receive?

A:	As of June 30, 2003, we had approximately $191.5 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $2.6 million. If the special distribution is ratified and fixed at $2.77 per share, we would pay out approximately $174.8 million in the special distribution. We may distribute the balance of our available assets from time to time after the special distribution through one or more liquidating distributions. In addition to the proposed special distribution and the satisfaction of our liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with obtaining a fairness opinion and a solvency opinion;

•	expenses incurred in connection with resolving outstanding litigation;

•	expenses incurred in connection with the liquidation and dissolution;

•	employee retention, severance and related costs; and

•	professional, legal, consulting and accounting fees.

Based on our current projections of operating expenses and liquidation and dissolution costs, we currently estimate that the amount of subsequent distributions to stockholders will range from $0.11 to $0.18 per share, for total distributions of between $2.88 and $2.95 per common share. We cannot guarantee that any subsequent distributions will be made, however. See “Proposal Two—To Approve the Plan of Complete

Liquidation and Dissolution—Description of the Dissolution Plan and Process—Liquidating Distributions; Nature; Amount; Timing.”

Q:	What are the material United States Federal income tax consequences of our dissolution and liquidation?

A.	After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income. We will recognize gain or loss with respect to the sale of our assets, and may recognize gain upon any distribution of non-cash assets.

Liquidating distributions received by our stockholders will be applied against and reduce each stockholder’s tax basis in such stockholder’s shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior distributions received by a stockholder with respect to a share exceeds such stockholder’s basis for that share. A loss will generally be recognized if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year. See “Proposal Two—To Approve the Plan of Complete Liquidation and Dissolution—Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation.”

The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of each stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Q:	Is the special distribution conditioned upon the liquidation being approved?

A:	No. The special distribution is not conditioned upon the liquidation being approved. If our stockholders ratify the special distribution but do not also approve the plan of dissolution, we intend to complete the special distribution promptly after the Annual Meeting.

Q:	Is the liquidation conditioned upon the special distribution being ratified?

A:	No. The liquidation is not conditioned upon the special distribution being ratified. Regardless of whether the special distribution is ratified by our stockholders and is otherwise completed, we will, subject to stockholder approval of the plan of dissolution, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds.

Q:	What will happen if the special distribution is not ratified?

A:	We will, subject to stockholder approval of the plan of dissolution, complete the liquidation of our remaining assets, satisfy our remaining obligations and make distributions to our stockholders of available liquidation proceeds. Our available liquidation proceeds in that case would include the cash we would have distributed in the special distribution. Assuming stockholder approval of the plan of dissolution, our board of directors would determine when distributions to stockholders were appropriate.

Q:	What will happen if the dissolution is not ratified and approved?

A:	We intend to, subject to stockholder ratification of the special distribution, promptly complete the special distribution after the Annual Meeting. The liquidation and dissolution of Turnstone Systems will not occur and our board of directors and management will continue to explore other strategic alternatives. Because management and our board of directors believe that Turnstone has exhausted all viable strategic alternatives, it is possible that Turnstone would make an assignment for the benefit of creditors or otherwise turn the company over to a third party management company or liquidator.

Q:	What will happen if neither the special distribution nor the dissolution is ratified and approved?

A:	Neither the special distribution nor the dissolution will occur, and our board of directors and management will continue to explore other strategic alternatives. Because management and our board of directors believe that Turnstone has exhausted all viable strategic alternatives, it is possible that Turnstone would make an assignment for the benefit of creditors or otherwise turn the company over to a third party management company or liquidator.

Q:	Do I have appraisal rights?

A:	Under Delaware law, you do not have appraisal rights in connection with any of the proposals.

TURNSTONE SYSTEMS, INC.

PROXY STATEMENT FOR THE

2003 ANNUAL MEETING OF STOCKHOLDERS

GENERAL INFORMATION

The board of directors of Turnstone Systems, Inc., a Delaware corporation, is soliciting the enclosed proxy from you. The proxy will be used at our 2003 Annual Meeting of Stockholders to be held at 9:00 a.m. on Tuesday, November 11, 2003 at our principal executive offices located at 2220 Central Expressway, Santa Clara, California 95050.

This proxy statement contains important information regarding our annual meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information you may find useful in determining how to vote, and describes the voting procedures.

We use several abbreviations in this proxy statement. We refer to our company as “Turnstone” or “Turnstone Systems.” The term “proxy materials” includes this proxy statement, as well as the enclosed proxy card and 2003 Annual Report. A reference to a “fiscal year” means our fiscal year beginning on January 1 and ending on December 31 of the year identified.

Our board of directors is sending this proxy statement on or about October 14, 2003 to all our stockholders as of the record date, September 15, 2003. Stockholders who owned our common stock at the close of business on September 15, 2003 are entitled to attend and vote at the Annual Meeting. On the record date, approximately 63,061,308 shares of our common stock were issued and outstanding and held by 230 stockholders of record.

INFORMATION CONCERNING SOLICITATION AND VOTING

Voting Procedures

As a stockholder, you have the right to vote on certain business matters affecting our company. The five proposals that will be presented at the meeting, and upon which you are being asked to vote, are discussed in the sections entitled “Proposal One,” “Proposal Two,” “Proposal Three,” “Proposal Four,” and “Proposal Five.” Each share of Turnstone Systems common stock you own entitles you to one vote. The enclosed proxy card indicates the number of shares you own. You can vote by returning the enclosed proxy in the envelope provided or by attending the annual meeting. In addition, you may be able to vote by touch-tone telephone or over the Internet if your proxy card includes instructions for voting in such manner.

Methods Of Voting

Voting by Mail. By signing and returning the proxy card in the enclosed prepaid and addressed envelope, you are enabling the individuals named on the proxy card (known as “proxies”) to vote your shares at the meeting in the manner you indicate. We encourage you to sign and return the proxy card even if you plan to attend the meeting. This ensures that your shares will be voted even if you are unable to attend the meeting.

Your shares will be voted in accordance with the instructions you indicate on the proxy card. If you return the proxy card but do not indicate your voting instructions, your shares will be voted as follows:

•	FOR the special cash distribution to stockholders of $2.77 per common share, or such lesser amount as our board of directors may determine to be appropriate;

•	FOR the liquidation and dissolution of Turnstone Systems pursuant to a Plan of Complete Liquidation and Dissolution of Turnstone Systems substantially in the form attached as Annex A to this proxy statement;

•	FOR the two nominees for director identified in Proposal Three;

•	FOR the amendment of our amended and restated certificate of incorporation to eliminate our classified board; and

•	FOR the ratification of the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003.

If you received more than one proxy card, it is an indication that your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted. We encourage you to consolidate multiple accounts by contacting your broker, if you hold your shares through a brokerage account, or otherwise through our transfer agent, EquiServe Trust Company, N.A., at (816) 843-4299. Please note that shares held in certain types of accounts cannot be consolidated with other accounts (for example, retirement and non-retirement accounts cannot generally be consolidated).

Voting by Telephone. You may be able to vote by telephone. If so, instructions are included with your proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

Voting on The Internet. You may be able to vote on the Internet. If so, instructions are included with your proxy card. If you vote on the Internet, you do not need to complete and mail your proxy card.

Voting in Person at the Meeting. If you plan to attend the meeting and vote in person, we will provide you with a ballot at the meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the meeting. If your shares are held in the name of your broker or other nominee and you wish to vote at the meeting, you will need to bring with you to the annual meeting a legal proxy from your broker or other nominee authorizing you to vote these shares.

Revoking Your Proxy

You may revoke your proxy at any time before it is voted at the meeting. In order to do this, you may either:

•	sign and return another proxy at a later date;

•	provide written notice of the revocation to Albert Y. Liu, our Secretary, prior to the time we take the vote at the annual meeting; or

•	attend the meeting and vote in person.

Quorum

More than 50% of the stockholders entitled to vote must be represented (either in person or by proxy) at the annual meeting before any business may be conducted. If a quorum is not present, the stockholders who are represented may adjourn the meeting until a quorum is present. The time and place of the adjourned meeting will be announced at the time the adjournment is taken, and no other notice need be given. An adjournment will have no effect on the business that may be conducted at the meeting.

Voting by Street Name Holders

If your shares are held in a brokerage account or by another nominee, you are considered the “beneficial owner” of shares held in “street name,” and these proxy materials are being forwarded to you by your broker or nominee (the “record holder”) along with a voting instruction card. As the beneficial owner, you have the right to direct your record holder how to vote your shares, and the record holder is required to vote your shares in accordance with your instructions. If you do not give instructions to your record holder, the record holder will be entitled to vote the shares in its discretion on Proposal Three (Election of Directors) and Proposal Five (Ratification of Appointment of Independent Auditors). Absent voting instructions from you, the record holder will not be able to vote your shares on Proposal One (Ratification of Special Cash Distribution), Proposal Two (Plan of Complete Liquidation and Dissolution), or Proposal Four (Elimination of Classified Board of Directors).

Effect of Abstentions and Broker Non-Votes

If you abstain from voting or if a record holder does not vote the shares you own beneficially (known as a “broker non-vote”) either because it lacks the discretionary authority to do so or for another reason, your shares will be included in the number of shares represented for purposes of determining whether a quorum is present. Abstentions will also be counted as shares present and entitled to vote and will therefore count as a vote against any proposal for which a stockholder has abstained from voting. Broker non-votes are not counted as shares present and entitled to be voted, however. Broker non-votes will not affect the outcome of the voting on Proposal One (Ratification of Special Cash Distribution), Proposal Three (Election of Directors), or Proposal Five (Ratification of Appointment of Independent Auditors) because approval of these proposals requires the affirmative vote of a majority of the shares represented at the meeting and entitled to vote. Approval of Proposal Two (Plan of Complete Liquidation and Dissolution) requires the affirmative vote of holders of a majority of our outstanding common stock, and approval of Proposal Four (Elimination of Classified Board of Directors) requires the affirmative vote of holders of 66-2/3% of our outstanding common stock. As a result, with respect to Proposals Two and Four, broker non-votes will have the same effect as a vote against the proposal.

Votes Required for Each Proposal

The vote required and method of calculation for the proposals to be considered at the Annual Meeting are as follows:

Proposal One—Ratification of Special Distribution.    Ratification of the special distribution will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy.

Proposal Two—Approval of Liquidation and Dissolution.    Approval of the liquidation and dissolution pursuant to the Plan of Complete Liquidation and Dissolution attached as Annex A to this proxy statement will require the affirmative vote of a majority of our outstanding shares as of the record date, in person or by proxy.

Proposal Three—Election of Directors.    The two nominees receiving the highest number of votes, in person or by proxy, will be elected as directors.

Proposal Four—Approval of Amendment of our Amended and Restated Certificate of Incorporation to Eliminate Classified Board.    Approval of the amendment of our Amended and Restated Certificate of Incorporation to eliminate our classified board will require the affirmative vote of 66-2/3% of our outstanding shares as of the record date, in person or by proxy.

Proposal Five—Ratification of KPMG LLP as Independent Auditors.    Ratification of KPMG LLP as our independent auditors will require the affirmative vote of a majority of the shares present at the Annual Meeting, in person or by proxy.

You may vote “for,” “against,” or “abstain” from voting on each of the proposals.

Proxy Solicitation and Costs

Our board of directors is soliciting the enclosed proxy from you. We will bear the entire cost of proxy solicitation, including the preparation, assembly, printing, and mailing of proxy materials. In addition, we may reimburse brokerage firms and other custodians for their reasonable out-of-pocket expenses for forwarding these proxy materials to you. Original solicitation of proxies by mail may be supplemented through the use of a proxy solicitation firm. It may also be supplemented by telephone, electronic mail, facsimile, telegram or personal solicitation by our directors or officers. No additional compensation will be paid to directors or officers for such services, but if we decide to utilize a proxy solicitation firm, we will pay its customary fee, estimated to be about $10,000.

Deadline for Receipt of Stockholder Proposals for 2004 Annual Meeting

As a stockholder, you may be entitled to present proposals for action at a forthcoming meeting if you comply with the requirements of the proxy rules established by the Securities and Exchange Commission. Because our bylaws provide for an advance notice period of at least 90 days prior to the annual meeting, proposals of our stockholders intended to be presented for consideration at our 2004 annual meeting of stockholders, which, if held, we expect to be held on or about September 30, 2004, must be received by us no later than July 2, 2004, in order that they may be included in the proxy statement and form of proxy related to that meeting.

The attached proxy card grants the proxy holders discretionary authority to vote on any matter raised at the annual meeting. If you intend to submit a proposal at the 2004 annual meeting, which is not eligible for inclusion in the proxy statement and form of proxy relating to that meeting, you must do so no later than August 16, 2004. If you fail to comply with the foregoing notice provision, the proxy holders will be allowed to use their discretionary voting authority when the proposal is raised at the 2004 annual meeting.

Please note that if the Plan of Complete Liquidation and Dissolution of Turnstone is approved by stockholders and implemented, we will be unlikely to hold an annual meeting in 2004.

CAUTION AGAINST FORWARD-LOOKING STATEMENTS

This proxy statement contains certain forward-looking statements, including statements concerning the aggregate amount we estimate will be distributed per common share, the timing and amount of the anticipated special distribution, the anticipated liquidation value per share of our common stock, the timing and amounts of distributions of liquidation proceeds to stockholders, and the value of our net assets. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and are including this statement for purposes of invoking these safe harbor provisions. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements, or industry results, to differ materially from our expectations of future results, performance or achievements expressed or implied by such forward-looking statements. These risks include the risk that we may incur additional liabilities, that we may have liabilities about which we are not currently aware, that the value of our non-cash assets could be lower than anticipated, and that the cost of settlement of our liabilities and litigation matters could be higher than expected, all of which would substantially reduce the amount of or delay the timing of any distributions to our stockholders. Although we believe that the expectations reflected in any forward-looking statements are reasonable, we cannot guarantee future events or results. Except as may be required under federal law, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur.

PROPOSAL ONE

TO RATIFY A SPECIAL CASH DISTRIBUTION TO STOCKHOLDERS OF $2.77 PER

COMMON SHARE, OR SUCH LESSER AMOUNT AS OUR BOARD

OF DIRECTORS MAY DETERMINE TO BE APPROPRIATE

General

At the Annual Meeting, our stockholders are being asked to ratify a special cash distribution of $2.77 per common share, or such lesser amount as our board of directors may determine to be appropriate. The special distribution was approved by our board of directors, subject to stockholder ratification, on August 6, 2003.

If our stockholders ratify the special distribution, promptly after the Annual Meeting, the board of directors intends to set a record date and payment date for the special distribution and to fix the actual amount of the special distribution. We have estimated that the amount of the special distribution will be $2.77 per common share, or approximately $174.8 million in the aggregate, based on our currently available assets and known liabilities. If we distribute $2.77 per share as a special distribution, we would retain approximately $16.7 million as a reserve to cover all remaining liabilities, whether actual, contingent or unknown. As of June 30, 2003, we had cash and cash equivalents totaling approximately $191.5 million, and total balance sheet liabilities of approximately $2.6 million. However, prior to the record date for the special distribution, the board of directors may determine that a distribution of an amount less than $2.77 per common share would be appropriate to increase our remaining cash to satisfy potential liabilities.

Stockholders of record as of the record date for the special distribution will be eligible to receive the amount of the special distribution on the payment date. We will issue a press release announcing the record date and payment date for the special distribution once those dates have been established.

The board of directors is seeking stockholder ratification of the special distribution because it believes that our stockholders should have an opportunity to accept or reject a distribution of a substantial percentage of our assets.

The following resolution will be offered at the Annual Meeting:

“RESOLVED, THAT THE PROPOSAL TO DISTRIBUTE $2.77 PER COMMON SHARE IN CASH TO OUR STOCKHOLDERS, OR SUCH LESSER AMOUNT AS OUR BOARD OF DIRECTORS MAY DETERMINE TO BE APPROPRIATE, BE RATIFIED.”

Background and Reasons for the Special Distribution

We were originally incorporated in Delaware in January 1998. Our business was focused on the development of hardware and software products that enabled local exchange carriers to rapidly deploy and efficiently maintain copper local loop services. We began shipping the Copper CrossConnect CX100, our first volume product, in the first quarter of 1999. In January 2000, we completed an initial public offering of our common stock, which began trading on the Nasdaq Stock Market under the symbol “TSTN.” By August 2000 we had shipped more than 10,000 CX100s.

Beginning in the fourth quarter of 2000 and continuing through 2001, however, substantially all of our competitive local exchange carrier customers were unable to obtain additional financing or generate sufficient cash flows to fund their operations. They either reduced or discontinued the build-out of their networks, including purchases of our products. Many of them ultimately ceased business operations or filed for bankruptcy protection. As a result, our sales were negatively impacted and we incurred significant operating losses. Our total revenues declined from $149.4 million in fiscal 2000 to $13.4 million in fiscal 2001 and to $3.8 million in fiscal 2002. In response, we shifted our focus to penetrating the incumbent local exchange carrier market and developing new frame automation products for that market. We also restructured our operations by reducing overall company headcount and closing our New Zealand engineering facility.

In 2002, we continued to focus on the incumbent carrier market and on research and development efforts related to new frame automation products. In the third quarter of 2002, BellSouth Corporation completed a field trial of and purchased one of our unbundled network element, or UNE, management systems. However, in the fourth quarter of 2002, BellSouth decided not to budget for additional network deployments of our UNE management solution in 2003. We also experienced weak demand for our existing products and a lack of visibility into future demand for our products under development. For the first six months of fiscal 2003, our revenues totaled $690,000.

In December 2002 and January 2003, at several board of directors meetings, our board of directors and management began to discuss business and market strategies for Turnstone Systems in light of the substantial deterioration of opportunities in the competitive local exchange carrier market, reduced capital spending by incumbent local exchange carriers, the general lack of demand for our products and the use of our cash reserves to fund ongoing operations without offsetting revenue. We determined that pursuing the market for new frame automation products required either significant continued investments in product development and sales and marketing or seeking a strategic partner. Due to the cost and risk of making such significant investments, we announced in January 2003 that we were exploring various strategic alternatives, including possible merger and asset sale transactions, licensing arrangements, and dissolution of Turnstone Systems and distribution of assets to stockholders. We also ceased manufacturing our existing products and discontinued all direct sales efforts related to them and limited our operating activities to in-process research and development related to our new frame automation products. In connection with these decisions, we reduced headcount by 29 people, or approximately 40%, in January 2003.

In January 2003, we also engaged Goldman, Sachs & Co. as our financial advisor to facilitate the exploration of strategic alternatives. The scope of Goldman Sachs’ engagement included searching for a purchaser or partner acceptable to us, coordinating visits of potential purchasers, performing financial analyses and assisting us in negotiating the financial aspects of any transaction. In connection with the engagement, Goldman Sachs was paid a retainer fee of $1,000,000. Between January 7 and August 6, 2003, Goldman Sachs and our management contacted over 50 prospective strategic partners, both domestic and international. This list of prospects represented our collective knowledge of companies that were active in the telecommunications equipment provider market or whom we believed could have an interest in that market. Only one party expressed interest in acquiring all of our ongoing operations, while a number of other parties expressed interest in acquiring a portion of our assets, having us making a cash investment in them or engaging in a reverse merger transaction whereby a private or public company with substantially less cash than us would merge with us. In March 2003, we negotiated a non-binding term sheet with the one party interested in acquiring us. In connection with this proposed merger transaction, Goldman Sachs performed various financial analyses on the financial statements of the party interested in acquiring us. During March and April of 2003, we engaged in merger negotiations and due diligence with that party, who ultimately decided against acquiring us for reasons to which we were not made privy. Because no other party was interested in acquiring our operations, in late April of 2003 we laid off all of our employees except for a small group that continued to explore our strategic alternatives. We then reengaged with other interested parties and evaluated the merits of various potential transactions. These potential transactions generally involved our making a substantial cash investment in another company that had substantially less cash than us. We negotiated the basic terms of, but ultimately elected not to pursue, a merger transaction with a private company that would have resulted in our stockholders having only a 25% interest in the combined entity and would have required us to leave $20 million in available working capital for the combined company. In July 2003, our board of directors, after careful consideration of this and other various potential transactions, decided that none were superior, from the perspective of the interests of our stockholders, to a liquidation and distribution of our available assets to stockholders. In making its decision, the board considered the general lack of business synergies between the potential transaction partners and Turnstone, the risks associated with the business prospects and market opportunities of the potential transaction partners, our existing cash resources as compared to the potential transaction partners’ lack of any significant cash assets, the lack of or limited public trading market for the securities of the potential transaction partners which made the valuation of the securities difficult and uncertain, and existing estimates of the value of our common stock at between $2.88 and $2.95 per share in a liquidation scenario. At the July 2003 meeting, the board authorized management to engage a financial expert to examine Turnstone’s known actual and contingent liabilities relative to the size of the estimated special distribution and the amount of contingent cash reserves Turnstone proposed to maintain after the special distribution. The board also directed Turnstone’s outside legal counsel to conduct a due diligence investigation of certain outstanding contract obligations and other matters.

On August 6, 2003, our board of directors held a meeting and concluded that, in light of the extensive and unsuccessful efforts to locate a strategic partner for us by both Goldman Sachs and our management, it was unlikely that an acquisition or merger opportunity that provided greater stockholder value than liquidation and dissolution would become available to us. The Board unanimously approved, subject to stockholder ratification, a special cash distribution to stockholders of $2.77 per share, or such lesser amount as the board may later determine to be appropriate.

In reaching this decision, the board considered that we had been unsuccessful in our pursuit of strategic alternatives that were likely to provide a return to stockholders superior to estimated returns to stockholders upon a liquidation. The board also reaffirmed its conclusion reached in January 2003 that continuing operations as a standalone business posed substantial risks, as discussed above. The board also considered that after having reduced our expenses, including by reducing personnel earlier in 2003, we would not be able to reduce expenses and personnel further.

The board also reviewed with Eric S. Yeaman, our Chief Financial Officer, projected estimates of expenses associated with an orderly liquidation of Turnstone Systems, our known and outstanding liabilities, and the cash and cash equivalents on hand as of June 30, 2003, which indicated that our cash and cash equivalents on hand greatly exceeded our projected liquidation expenses and known and outstanding liabilities. The board also considered the findings of our outside corporate counsel that, based on its review of outstanding contract obligations and other areas of potential significant contingent liability, it identified no material liabilities not considered by management in its assessment of known and contingent liabilities. The board also received from and considered the opinion of Valuation Research Corporation, a financial advisor, that as of August 6, 2003 and immediately after the completion of a special distribution of $2.77 per common share, the fair value and present fair saleable value of our assets would exceed our stated liabilities and identified contingent liabilities, and our remaining capital after the special distribution would not be unreasonably small to allow us to pay our obligations as they come due and efficiently proceed with our dissolution and liquidation. Valuation Research is an independent firm providing valuations and value-related services to the U.S. and international business communities. The board also considered the material Federal income tax consequences of a special distribution to Turnstone and its stockholders.

For these reasons, on August 6, 2003, the board of directors concluded that approving the special distribution was in the best interest of our stockholders.

Solvency Opinion

In connection with the proposed special distribution, our board of directors requested the written opinion of Valuation Research as to the solvency of Turnstone Systems assuming payment of, and after giving effect to, a special cash distribution to stockholders of $2.77 per common share. No limitations were imposed by us on the scope of Valuation Research’s investigations of our financial condition in rendering its solvency opinion, and no portion of the fees payable to Valuation Research was contingent on the delivery of the solvency opinion.

Prior to the board meeting on August 6, 2003, at which our board of directors approved the special distribution, Valuation Research engaged in various discussions with our management regarding its analysis with respect to the proposed solvency opinion to be delivered by Valuation Research. The topics of these discussions included the objectives of our plan of dissolution and the special distribution, our past and current operations and financial condition, our most recent unaudited balance sheet, projected cash flows associated with our dissolution, our public filings with the Securities and Exchange Commission, our outstanding litigation and our stated liabilities and identified contingent liabilities. On August 6, 2003, Valuation Research delivered to our management and board of directors its opinion that, as of August 6, 2003, and based on the matters described in the opinion, assuming payment of, and after giving effect to a special cash distribution to stockholders of $2.77 per common share, the following tests of solvency are satisfied for Turnstone:

•	the fair value and the present fair saleable value of our assets exceed our stated liabilities and identified contingent liabilities;

•	the fair value and the present fair saleable value of our assets exceed our stated liabilities and identified contingent liabilities, by an amount greater than the amount identified to Valuation Research by us as the par value of our capital stock;

•	we are and will be able to pay our respective debts (including, without limitation, our stated liabilities and identified contingent liabilities) as they mature; and

•	we will have adequate capital to pay our obligations (including our stated liabilities and identified contingent liabilities) and dissolution costs as they come due.

The full text of the solvency opinion letter, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by Valuation Research in connection with the solvency opinion is attached to this proxy statement as Annex B. You are urged to read Valuation Research’s solvency opinion letter in its entirety. The solvency opinion does not constitute a recommendation to you as to how you should vote in connection with the special distribution. The solvency opinion does not address the relative merits of any other transactions or business strategies discussed by the board of directors as alternatives to the special distribution or the underlying business decision of the board of directors to proceed with or effect the special distribution, except with respect to the solvency of Turnstone Systems immediately after the special distribution. The summary of Valuation Research’s solvency opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Valuation Research’s solvency opinion letter.

For purposes of the solvency opinion Valuation Research has:

•	discussed with our senior management the objectives of the plan of dissolution and the special distribution;

•	discussed our past and current operations and financial condition with our senior management;

•	reviewed this proxy statement;

•	reviewed our most recent unaudited balance sheet;

•	reviewed the projected cash flows associated with our dissolution as prepared by management;

•	reviewed sections of our public filings relevant to outstanding litigation;

•	reviewed documents related to the federal securities class action litigation arising out of our secondary offering of common stock in September 2000;

•	reviewed documents related to the federal securities class action litigation arising out of our initial public offering of common stock in January 2000;

•	conducted due diligence interviews with our senior management with regard to our stated liabilities and identified contingent liabilities, including outstanding litigation; and

•	conducted due diligence interviews with outside legal advisors with regard to our outstanding litigation.

The following is a summary of the material analyses performed by Valuation Research in connection with its solvency opinion.

Fair Saleable Value Analysis

Valuation Research reviewed our unaudited balance sheet as of June 30, 2003. Valuation Research also conducted due diligence interviews with our senior management and our outside legal advisors with regard to our stated liabilities and identified contingent liabilities, including outstanding litigation. Valuation Research noted that, assuming payment of and after giving effect to a special cash distribution of $2.77 per common share, the estimated fair value and present fair saleable value of our assets exceeded our estimated stated liabilities and identified contingent liabilities by more than $10 million. Valuation Research also noted that the excess was greater than the amount identified to Valuation Research by us as the par value of our capital stock. Based on the above, Valuation Research concluded that the fair value and the present fair saleable value of our assets exceeded our stated liabilities and identified contingent liabilities, and by an amount greater than the amount identified to Valuation Research by us as the par value of our capital stock.

Summary of Solvency Cash Flow Analysis

Valuation Research reviewed the projected cash flows associated with our dissolution as prepared by management. Valuation Research noted that, assuming payment of and after giving effect to the special distribution, estimated cash inflows exceeded estimated cash outflows by at least $7 million. Based on the excess net cash inflow, Valuation Research concluded that we are and will be able to pay our respective debts as they mature, and we will have adequate capital to pay our obligations and dissolution costs as they come due.

In conducting its review and arriving at its solvency opinion, Valuation Research relied on and assumed, without independent verification, that the financial forecasts and projections provided to them by our management have been reasonably prepared and reflect our management’s best currently available estimates. Valuation Research did not make any independent appraisal of any of our properties or assets. The opinion of Valuation Research is based on business, economic, market and other conditions as they existed and could be evaluated by Valuation Research as of August 6, 2003.

Terms of the Financial Arrangement with Valuation Research

Pursuant to its letter agreement with us, Valuation Research has been paid $60,000 for its services in connection with rendering the solvency opinion. We will also pay Valuation Research $80,000 for its services in connection with rendering a fairness opinion related to our plan of dissolution. We have not paid Valuation Research any other consideration in the last two years. We have also agreed to reimburse Valuation Research for its out-of-pocket expenses and to indemnify and hold harmless Valuation Research and its affiliates and any person, director or any person controlling Valuation Research or its affiliates, for losses, claims, damages, expenses and liabilities relating to or arising out of services provided by Valuation Research in rendering its opinion. The terms of the fee arrangement with Valuation Research, which we and Valuation Research believe are customary for opinions of this nature, were negotiated at arm’s-length between Valuation Research and us, and our board of directors was aware of the fee arrangement.

Risk Factors to be Considered by Stockholders in Deciding Whether to Ratify the Special Distribution

The amount of the proposed special cash distribution to stockholders, $2.77 per common share, is only an estimate and is subject to stockholder ratification and subsequent adjustment by our board of directors.

If our stockholders do not ratify the proposed special cash distribution to stockholders of $2.77 per common share at the 2003 annual meeting of stockholders, then we will not make the special distribution. Even if we receive stockholder ratification for the special distribution, our board of directors may determine, prior to the record date for the special distribution, that a distribution of an amount less than $2.77 per common share would be appropriate to increase our remaining cash to satisfy potential liabilities. In particular, we are currently in the process of resolving our outstanding federal securities class action lawsuits and have reached tentative settlements that are subject to a number of conditions, including final court approval. Our federal securities class action lawsuit related to our secondary stock offering in September 2000 was settled for $7.0 million, of which insurance for our directors and officers will pay approximately $6.1 million and we will contribute approximately $0.9 million in cash. We believe the proposed settlement of the federal securities class action lawsuit related to our initial public offering will not require any financial contribution from us. For the purposes of estimating the amount of assets available for distribution to stockholders, we have assumed that the financial terms of the tentative settlements will be finalized. Plaintiffs in both cases have claimed damages in the hundreds of millions of dollars, although no specific figure has been disclosed. If the proposed settlements do not occur, or if we subsequently identify other potential liabilities or face new litigation against us such that we believe our remaining cash after the proposed special distribution would be insufficient, then our board of directors may decide to reduce the amount of the special distribution from $2.77 per common share or delay or cancel the special distribution even if we receive stockholder ratification.

Tax treatment of the special distribution and any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are necessarily general in nature. You should not rely on the discussions of tax treatment in this proxy for tax advice, but should instead consult your own tax advisor.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution or the special distribution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of such distributions. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the distribution and liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

In addition, stockholders should also consider the factors described under the caption “Proposal Two—To Approve the Plan of Complete Liquidation and Dissolution—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.” Many of those factors are also relevant to the special distribution.

Material United States Federal Income Tax Consequences of the Special Distribution

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the special distribution. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Turnstone Systems stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. No assurance can be given that the tax treatment described herein will remain unchanged at the time of the special distribution. The following discussion has no binding effect on the Internal Revenue Service or the courts.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the special distribution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the stockholder level, thus reducing the benefit to our stockholders from the special distribution. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Turnstone Systems.    We do not anticipate that we will incur any material tax liability from the special distribution.

Federal Income Taxation of our Stockholders.    We do not have accumulated earnings and profits and do not expect to have current earnings and profits for the year in which the special distribution is made. Accordingly, the amount of the special distribution will be applied against and reduce a stockholder’s tax basis in such stockholder’s shares of stock. Gain will be recognized to the extent that the value of the special distribution received by a stockholder exceeds such stockholder’s tax basis and will likely be computed on a “per share” basis. Gain recognized by a stockholder will be capital gain provided the shares are held as capital assets, and will be long term capital gain if the stock has been held for more than one year.

After the close of its taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders during that year.

The tax consequences of the special distribution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the special distribution as well as the state, local and foreign tax consequences.

Interests of Certain Directors and Executive Officers in Ratification of the Special Distribution

Certain of our directors and executive officers may have interests in the special distribution that are different from yours.

Members of the board of directors and our executive officers hold (or are deemed to hold) as of the record date of the Annual Meeting an aggregate of approximately 29,107,576 shares of our common stock, and will receive approximately $80.6 million in the aggregate of the special distribution. If the special distribution is ratified, they will be entitled to receive the special distribution for those shares if they are the stockholders of record as of the record date for the special distribution. The actual number of shares held by each officer and director of Turnstone is set forth under the caption “Security Ownership of Certain Beneficial Owners and Management.”

We have entered into certain indemnification arrangements with our directors and executive officers and certain retention arrangements with our executive officers. For a description of these arrangements, please see “Certain Transactions.”

Following the special distribution and, assuming our dissolution is approved by our stockholders, the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the distribution of substantially all of our assets and to obtain runoff coverage for claims against our current officers and directors for an additional six years thereafter.

If the special distribution and the dissolution are ratified and approved, our board of directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our board of directors may appoint one or more of its members or one or more of our officers to act as trustee or trustees of such liquidating trust. In the event a board member or officer is appointed to act as a trustee or trustees of the liquidating trust, we expect that the compensation paid to such individual or individuals for their trustee services would not be materially different from the compensation that would be paid to an outside third party, such as a bank, for similar services.

Because of the factors listed above, our directors and executive officers could be more likely to vote to ratify the special distribution than our other stockholders.

Other than as set forth above, it is not currently anticipated that the special distribution will result in any material benefit to any of our executive officers or to directors who participated in the vote to approve the special distribution (other than their right as stockholders to participate in the special distribution).

Vote Required and Board Recommendation

The ratification of the special distribution requires the affirmative vote of the holders of a majority of the shares of common stock present or represented and voted at the Annual Meeting. Members of the board of directors and our executive officers who hold (or are deemed to hold) as of the record date of the Annual Meeting an aggregate of approximately 29,107,576 shares of our common stock (approximately 46.2% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The board of directors believes that the special distribution is in the best interests of our stockholders and recommends a vote “FOR” this proposal.

PROPOSAL TWO

TO APPROVE THE PLAN OF

COMPLETE LIQUIDATION AND DISSOLUTION

General

Our board of directors is presenting the plan of complete liquidation and dissolution for approval by our stockholders at the Annual Meeting. The plan was approved by the board of directors, subject to stockholder approval, on August 6, 2003. A copy of the plan of dissolution is attached as Annex A to this proxy statement. All material features of the plan are summarized below. We encourage you to read the plan of dissolution in its entirety.

Summary of the Dissolution Plan and Process

After stockholder approval of the plan of dissolution, our activities will be limited to:

•	filing a Certificate of Dissolution with the Secretary of State of the State of Delaware and thereafter remaining in existence as a non-operating entity for three years;

•	selling any of our remaining assets, including our intellectual property and other intangible assets;

•	paying our creditors;

•	terminating any of our remaining commercial agreements, relationships or outstanding obligations;

•	continuing to honor certain obligations to customers;

•	establishing a contingency reserve for payment of our expenses and liabilities;

•	preparing to make distributions to our stockholders;

•	complying with the Securities and Exchange Commission reporting requirements; and

•	completing tax filings.

Delaware law provides that, following the approval of the plan of dissolution by our stockholders, the board of directors may take such actions as it deems necessary in furtherance of the dissolution of Turnstone Systems and the wind up of its operations and affairs.

As of June 30, 2003, we had approximately $191.5 million of cash and cash equivalents and our total liabilities on our balance sheet were approximately $2.6 million. If the special cash distribution is ratified and fixed at $2.77, we would pay out approximately $174.8 million in the special distribution. We may distribute the balance of our available cash from time to time after the special distribution through one or more liquidating distributions. In addition to the proposed special distribution and the satisfaction of liabilities, we have used and anticipate continuing to use cash in the next several months for a number of items, including, but not limited to, the following:

•	ongoing operating expenses;

•	expenses incurred in connection with extending our directors’ and officers’ insurance coverage;

•	expenses incurred in connection with obtaining a fairness opinion and a solvency opinion;

•	expenses incurred in connection with resolving outstanding litigation;

•	expenses incurred in connection with the liquidation and dissolution;

•	employee retention, severance and related costs;

•	customer service obligations; and

•	professional, legal, consulting and accounting fees.

Based on our current projections of operating expenses and liquidation costs, we currently estimate that the amount of liquidating distributions to stockholders will range from $0.11 to $0.18 per share, for a total distribution, including the special cash distribution, of between $2.88 and $2.95 per common share. The board is, however, currently unable to predict the precise nature, amount or timing of any liquidating distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the board or a trustee designated by the board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our remaining liabilities and obligations. Although the board of directors has not established a firm timetable for payment of liquidating distributions, the board intends, subject to contingencies inherent in winding up our business, to make such distributions as promptly as practicable and periodically as we convert our remaining assets to cash. All liquidating distributions from us will be made to stockholders according to their holdings of common stock as of a final record date, which shall be the date on which we close our stock transfer books and discontinue recording transfers of our common stock except for transfers by will, intestate succession or operation of law. Subject to the provisions of Delaware law, we expect to conclude the liquidation prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

Our board of directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our board of directors may appoint one or more of its members, one or more of our officers or a third party to act as trustee or trustees of such liquidating trust. If, however, all of our assets are not distributed within three years after the date our Certificate of Dissolution is filed with the State of Delaware, we expect to transfer our remaining assets to a liquidating trust if we have not already done so.

During the liquidation of our assets, we may pay our officers, directors, employees, and agents, or any of them, compensation for services rendered in connection with the implementation of the plan of dissolution. See “—Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution.” Such compensation is not expected to be materially different from the compensation that would be paid to an outside party for similar services.

The following resolution will be offered at the Annual Meeting:

“RESOLVED, THAT THE PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF TURNSTONE SYSTEMS, INC., BE APPROVED.”

Background and Reasons for the Plan of Dissolution

The background and reasons for the plan of dissolution are substantially similar to those for the special distribution. See “Proposal One—To Ratify a Special Cash Distribution to Stockholders of $2.77 Per Common Share, Or Such Lesser Amount As Our Board Of Directors May Determine To Be Appropriate—Background and Reasons for the Special Distribution.”

In addition to considering the same set of factors considered by the board in deciding to approve the special distribution, at the August 6, 2003 board meeting, the board also reviewed the proposed plan of dissolution of Turnstone Systems, and received from and considered the opinion of Valuation Research that the plan of dissolution is fair to our stockholders from a financial point of view. The board also considered the material Federal income tax consequences of liquidation and dissolution to Turnstone and its stockholders.

For these reasons, on August 6, 2003, the board of directors concluded that our dissolution and liquidation would have the highest probability of returning the greatest value to our stockholders from among the alternatives available to us.

Fairness Opinion

In connection with the proposed liquidation and distribution, our board of directors requested the opinion of Valuation Research as to the fairness, from a financial point of view, to our stockholders of the plan of dissolution. The plan of dissolution will provide for, among other things, the sale of all operating assets and the voluntary liquidation, winding up and dissolution of Turnstone. No limitations were imposed by us on the scope of Valuation Research’s investigations of the procedures to be followed by Valuation Research in rendering its fairness opinion.

Prior to the board meeting on August 6, 2003, at which our board of directors approved the plan of dissolution, Valuation Research engaged in various discussions with our management regarding its analyses with respect to the proposed fairness opinion to be delivered by Valuation Research. The topics of these discussions included the objectives of our plan of dissolution and the other strategic alternatives considered by our board, our past and current operations and financial condition, our annual financial statements for fiscal 1999 through fiscal 2002 and interim financial statements for the six months ended June 30, 2003, financial projections prepared by management for Turnstone that assume continued operation as a going concern without investment in new products, financial projections prepared by management for Turnstone that assume the development, manufacture and sale of a new product, the terms of a merger transaction that we had been contemplating as an alternative to the plan of dissolution and our public filings with the Securities and Exchange Commission. On August 6, 2003, Valuation Research delivered to our management and board of directors its opinion that, as of August 6, 2003, and based on the matters described in the opinion, it is the opinion of Valuation Research that the plan of dissolution is fair, from a financial point of view, to our stockholders.

The full text of the fairness opinion letter, which sets forth, among other things, assumptions made, matters considered and limitations on the review undertaken by Valuation Research in connection with the opinion, is attached to this proxy statement as Annex C. You are urged to read Valuation Research’s fairness opinion letter in its entirety. The fairness opinion does not constitute a recommendation to you as to how you should vote in connection with the plan of dissolution. The fairness opinion does not address the relative merits of any other transactions or business strategies discussed by the board of directors as alternatives to the plan of dissolution or the underlying business decision of the board of directors to proceed with or effect the plan of dissolution, except with respect to the fairness of the plan of dissolution to our stockholders, from a financial point of view. The summary of Valuation Research’s fairness opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of Valuation Research’s fairness opinion letter.

For purposes of the fairness opinion, Valuation Research has:

•	discussed with our senior management the objectives of the plan of dissolution and the other strategic alternatives considered by our board of directors;

•	discussed our past and current operations and financial condition with our senior management;

•	reviewed this proxy statement;

•	conducted a review of our financial condition with respect to solvency before and after the proposed special distribution;

•	reviewed our annual financial statements for fiscal 1999 through fiscal 2002 and interim financial statements for the six months ended June 30, 2003;

•	reviewed financial projections for Turnstone that assume continued operation as a going concern without investment in new products, as prepared by our management;

•	reviewed financial projections for Turnstone that assume the development, manufacture and sale of a new product, as prepared by our management;

•	reviewed the terms, internally prepared financial analysis and internal correspondence for a merger transaction that we had been contemplating as an alternative to the plan of dissolution;

•	conducted interviews with appropriate operating, financial, legal and research and development management personnel at Turnstone; and

•	conducted interviews of outside financial and legal advisors who had been engaged by us to help the board of directors and management assess strategic alternatives.

Following is a summary explanation of the various sources of information and valuation methodologies employed by Valuation Research in conjunction with rendering its opinion to our board of directors.

Reverse Merger Alternative

Valuation Research reviewed the terms, management’s internally prepared financial analysis and internal correspondence for a proposed reverse merger transaction whereby a private company with substantially less cash than us would merge with us. The terms of the proposed transaction provided that, in exchange for an initial cash investment to be made by our leaving $20 million in available working capital for the combined entity, we would retain a 25% ownership in the combined entity. The proposed transaction also contemplated that, immediately before the consummation of the reverse merger, we would distribute to our stockholders all of our other nonoperational assets after providing for all identified and known contingent liabilities and estimated transactional expenses.

Valuation Research reviewed management’s projected fiscal 2003 revenues and estimated enterprise values of $50 million to $90 million for the combined entity. Valuation Research compared the size of our initial $20 million cash investment with the range of our estimated equity ownership value of the combined entity of $12.5 million to $22.5 million, and noted that we would experience a weighted average investment value degradation of $4.4 million with respect to our initial cash investment. Valuation Research noted that exclusive of our assumed initial cash investment in the combined entity, we had other nonoperational assets of approximately $163.7 million to $166.8 million. Valuation Research calculated that, on a per share basis, the estimated investment value of our initial cash investment combined with the distribution of nonoperational assets would result in approximately $2.52 to $2.57 in value to our stockholders. Valuation Research also noted that management had determined, after careful consideration of the terms of the proposed merger, that the proposed merger was not superior, from the perspective of the interests of our stockholders, to a liquidation and distribution of available assets to stockholders.

New Product Business Plan Analysis

Valuation Research noted that our management had determined that pursuing the market for a new frame automation product required significant continued investments by us in product development and sales and marketing, and presented significant risk in light of the reduced capital spending by incumbent local exchange carriers.

Valuation Research reviewed management’s financial projections assuming our development, manufacture and sale of a new frame automation product. Management’s projections indicated that the annual present value of net cash flows from the product investment ranged between $(12.4) million and $3.0 million during a fifteen-year period. Based on management’s projections, Valuation Research calculated that the present value of estimated net cash flows from the investment in the new product was approximately $(8.6) million. Valuation Research noted that exclusive of the assumed product investment, we had other nonoperational assets of approximately $187.4 million. Valuation Research calculated that, on a per share basis and based on management’s projections, the present value of estimated net cash flows from our new product investment combined with the value of our nonoperational assets would result in approximately $2.83 in value to our stockholders.

Valuation Research then constructed a separate set of independent financial projections based on management’s financial projections but assuming a gradual decline in revenue from the assumed new product over time. These independent projections indicated that the annual present value of net cash flows from the product investment ranged between $(12.6) million and $2.8 million during a fifteen-year period. Based on these independent projections, Valuation Research calculated that the present value of estimated net cash flows from the investment in the new product was approximately $(13.2) million. Valuation Research noted that exclusive of the assumed product investment, we had other nonoperational assets of approximately $187.4 million. Valuation Research calculated that, on a per share basis and based on these independent projections, the present value of estimated net cash flows from our new product investment combined with the value of our nonoperational assets would result in approximately $2.76 in value to our stockholders.

Valuation Research then constructed a separate set of independent financial projections based on management’s financial projections but assuming that market adoption of our assumed new product is delayed by three years. These independent projections indicated that the annual present value of net cash flows from the product investment ranged between $(13.1) million and $2.9 million during a fifteen-year period. Based on these projections, Valuation Research calculated that the present value of estimated net cash flows from the investment in the new product was approximately $(25.4) million. Valuation Research noted that exclusive of the assumed product investment, we had other nonoperational assets of approximately $187.4 million. Valuation Research calculated that, on a per share basis and based on these independent projections, the present value of estimated net cash flows from our new product investment combined with the value of our nonoperational assets would result in approximately $2.57 in value to our stockholders.

Continuing Operations Analysis

Valuation Research noted that, in light of the substantial deterioration of opportunities in the competitive local exchange carrier market and reduced capital spending by incumbent local exchange carriers, sales of our current products have declined substantially since fiscal 2000, and our management did not expect to derive significant revenues from them going forward.

Valuation Research reviewed management’s financial projections assuming our continued operation as a going concern without investment in new products. Management’s projections indicated that the annual present value of net cash flows from continuing operations ranged between $(3.9) million and $(1.6) million during a five-year period. Based on these projections, Valuation Research calculated that the present value of estimated net cash flows from continuing operations was approximately $(22.4) million. Valuation Research noted that exclusive of continuing operations, we had other nonoperational assets of approximately $187.4 million. Valuation Research calculated that, on a per share basis, the present value of estimated net cash flows from continuing operations combined with the value of our nonoperational assets would result in approximately $2.62 in value to our stockholders.

Dissolution Analysis

Valuation Research reviewed the projected cash flows associated with our dissolution as prepared by management. Based on these projected cash flows, Valuation Research calculated that the present value of estimated net cash flows from the dissolution ranged from $(5.3) million to $(8.0) million. Valuation Research noted that exclusive of the dissolution, we had other cash and cash equivalents of approximately $191.5 million. Valuation Research calculated that, on a per share basis, the present value of estimated net cash flows from our dissolution combined with the value of our cash and cash equivalents would result in approximately $2.91 to $2.95 in value to our stockholders.

Based on the above analyses, Valuation Research noted that our dissolution would result in both superior value and a greater certainty of the return of value to stockholders, as compared with each of the reverse merger, proposed investment in a new product and continuing operations alternatives. Valuation Research therefore concluded that the plan of dissolution was fair, from a financial point of view, to our stockholders.

In conducting its review and arriving at its fairness opinion, Valuation Research relied on and assumed, without independent verification, that the financial forecasts and projections provided to them by our management had been reasonably prepared and reflected our management’s best currently available estimates. Valuation Research did not make any independent appraisal of any of our properties or assets. The opinion of Valuation Research is based on business, economic, market and other conditions as they existed and could be evaluated by Valuation Research as of August 6, 2003. The opinion addresses only fairness, from a financial point of view, of the plan of dissolution, and Valuation Research did not and does not express any views on any other aspect of the plan of dissolution.

Terms of the Financial Arrangement with Valuation Research

For a description of the terms of our financial arrangement with Valuation Research, please see “Proposal One—To Ratify a Special Cash Distribution to Stockholders of $2.77 Per Common Share, Or Such Lesser Amount As Our Board Of Directors May Determine To Be Appropriate—Terms of the Financial Arrangement with Valuation Research.”

Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan

There are many factors that our stockholders should consider when deciding whether to vote to approve the plan of dissolution. Such factors include those risk factors set forth below.

We cannot assure you of the exact amount or timing of any distribution to our stockholders under the plan of dissolution.

The liquidation and dissolution process is subject to numerous uncertainties, may fail to create value to our stockholders and may not result in any remaining capital for distribution to our stockholders. The precise nature, amount and timing of any distribution to our stockholders will depend on and could be delayed by, among other things, sales of our non-cash assets, claim settlements with creditors, resolution of outstanding litigation matters, and unexpected or greater-than-expected expenses. Furthermore, any amounts to be distributed to our stockholders may be less than the price or prices at which our common stock has recently traded or may trade in the future.

If our stockholders vote against the plan of dissolution, it would be very difficult for us to continue our business operations.

If our stockholders do not approve the plan of dissolution and liquidation, we would have to continue our business operations from a difficult position, in light of our announced intent to liquidate and dissolve. We are not actively marketing or selling any of our products, and have generally ceased normal business operations, terminated substantially all of our employees and severed all of our supplier and customer relationships. Prospective employees, suppliers, customers and other third parties may refuse to form relationships or conduct business with us if they do not believe we will continue to operate as a going concern.

We may not be able to settle all of our obligations to creditors and resolve all of our outstanding litigation.

If we do not settle all of our obligations to creditors and resolve all of our outstanding litigation, we may be prevented from completing our plan of dissolution. Our obligations to creditors include, among other things, long-term contractual obligations to certain customers, including certain product warranties and continuing indemnification obligations, and contractual obligations to certain of our vendors. Our outstanding litigation includes federal securities class action litigation and litigation arising in the ordinary course of our business. As part of the wind-down process, we will attempt to settle our obligations with our creditors and resolve all of the outstanding litigation. In particular, we have reached tentative settlements in our outstanding federal securities class action lawsuits that are subject to a number of conditions, including final court approval. Our federal securities class action lawsuit related to our secondary stock offering in September 2000 was settled for $7.0 million, of which insurance for our directors and officers will pay approximately $6.1 million and we will contribute approximately $0.9 million in cash. We believe the proposed settlement of the federal securities class action lawsuit related to our initial public offering will not require any financial contribution from us. Plaintiffs in both cases have claimed damages in the hundreds of millions of dollars, although no specific figure has been disclosed. For the purposes of estimating the amount of assets available for distribution to stockholders, we have assumed that the financial terms of the tentative settlements will be finalized. Our inability to reach settlement with our creditors and resolve outstanding litigation could delay or even prevent us from completing the plan of dissolution. Moreover, amounts required to settle our obligations to creditors and resolve any outstanding litigation will reduce the amount of remaining capital available for distribution to stockholders.

We will continue to incur claims, liabilities and expenses that will reduce the amount available for distribution out of the liquidation to stockholders.

Claims, liabilities and expenses from operations, such as operating costs, salaries, directors’ and officers’ insurance, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, will continue to be incurred as we wind down. These expenses will reduce the amount of assets available for ultimate distribution out of the liquidation to stockholders. If available cash and amounts received on the sale of non-cash assets are not adequate to provide for our obligations, liabilities, expenses and claims, we may not be able to distribute out of the liquidation meaningful cash, or any cash at all, to our stockholders.

Distribution of assets out of the liquidation, if any, to our stockholders could be delayed.

Although our board of directors has not established a firm timetable for distributions to our stockholders out of the liquidation, the board of directors intends, subject to contingencies inherent in winding down our business, to make such liquidating distributions as promptly as practicable as creditor and litigant claims are paid or settled. However, we are currently unable to predict the precise timing of any such liquidating distributions. The timing of such liquidating distributions will depend on and could be delayed by, among other things, the timing of sales of our non-cash assets, claim settlements with creditors and the litigation matters described elsewhere in this proxy statement. Additionally, a creditor could seek an injunction against the making of such distributions to our stockholders on the ground that the amounts to be distributed were needed to provide for the payment of our liabilities and expenses. Any action of this type could delay or substantially diminish the amount available for such distribution to our stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, each stockholder receiving liquidating distributions could be held liable for payment to our creditors of his or her pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

If the plan of dissolution is approved by our stockholders, we will file a Certificate of Dissolution with the Secretary of State of Delaware dissolving Turnstone Systems. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the certificate of dissolution is filed or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits against us and enabling us gradually to close our business, to dispose of our property, to discharge our liabilities and to distribute to our stockholders any remaining assets. Under the Delaware General Corporation Law, in the event we fail to create during this three-year period an adequate contingency reserve for payment of our expenses and liabilities, each stockholder could be held liable for payment to our creditors of such stockholder’s pro rata share of amounts owed to creditors in excess of the contingency reserve, up to the amount actually distributed to such stockholder in dissolution.

Although the liability of any stockholder is limited to the amounts previously received by such stockholder from us (and from any liquidating trust or trusts) in the dissolution, this means that a stockholder could be required to return all distributions previously made to such stockholder and receive nothing from us under the plan of dissolution. Moreover, in the event a stockholder has paid taxes on amounts previously received, a repayment of all or a portion of such amount could result in a stockholder incurring a net tax cost if the stockholder’s repayment of an amount previously distributed does not cause a commensurate reduction in taxes payable. While we will endeavor to make adequate reserves for all known, contingent, and unknown liabilities, there is no guarantee that the reserves established by us will be adequate to cover all such expenses and liabilities. See “—Description of the Dissolution Plan and Process—Contingent Liabilities; Contingency Reserve.”

Our stock transfer books will close on the date we file the Certificate of Dissolution with the Delaware Secretary of State, after which it will not be possible for stockholders to publicly trade our stock.

We intend to close our stock transfer books and discontinue recording transfers of our common stock at the close of business on the date we file the Certificate of Dissolution with the Delaware Secretary of State, referred to as the “final record date.” Thereafter, certificates representing our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. The proportionate interests of all of our stockholders will be fixed on the basis of their respective stock holdings at the close of business on the final record date, and, after the final record date, any distributions made by us will be made solely to the stockholders of record at the close of business on the final record date, except as may be necessary to reflect subsequent transfers recorded on our books as a result of any assignments by will, intestate succession or operation of law.

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended, referred to as the “Exchange Act,” even though compliance with such reporting requirements is economically burdensome. We intend to file our Annual Report on Form 10-K for the fiscal year ending December 31, 2003, which will contain audited financial statements for our 2003 fiscal year prepared on a liquidation basis. In order to curtail expenses, we also intend, after filing our Certificate of Dissolution, to seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief were granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require. However, the Securities and Exchange Commission may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company.

If we fail to retain the services of certain key personnel, the plan of dissolution may not succeed.

The success of the plan of dissolution depends in large part upon our ability to retain the services of certain of our current officers. The retention of Eric S. Yeaman, our Chief Executive Officer and Chief Financial Officer, and Albert Y. Liu, our General Counsel and Director of Human Resources, is particularly important under our current circumstances. Failure to retain these personnel could harm the implementation of the plan of dissolution. If we fail to retain these personnel, we will need to hire others to oversee our liquidation and dissolution, which could involve additional compensation expenses, if such other personnel are available at all. For this reason and others discussed below, we are providing retention incentives to our remaining employees. See “—Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution.”

Our board of directors may at any time turn management of the liquidation of Turnstone Systems over to a third party, and some or all of our directors may resign from our board at that time.

Our board of directors may at any time turn our management over to a third party to complete the liquidation of our remaining assets and distribute the available proceeds to our stockholders, and some or all of our directors may resign from our board at that time. If management is turned over to a third party and all of our directors resign from our board, the third party would have sole control over the liquidation process, including the sale or distribution of any remaining assets.

If we are deemed to be an investment company, we may be subject to substantial regulation that would cause us to incur additional expenses and reduce the amount of assets available for distribution.

If we invest our cash and/or cash equivalents in investment securities, we may be subject to regulation under the Investment Company Act of 1940. If we are deemed to be an investment company under the Investment Company Act because of our investment securities holdings, we must register as an investment company under the Investment Company Act. As a registered investment company, we would be subject to the further regulatory oversight of the Division of Investment Management of the Securities and Exchange Commission, and our activities would be subject to substantial regulation under the Investment Company Act. Compliance with these regulations will cause us to incur additional expenses, which will reduce the amount of assets available for distribution to our stockholders.

Our common stock may be delisted from the Nasdaq Stock Market prior to the final record date if we are unable to meet Nasdaq’s requirements for continued listing.

If our stockholders approve the plan of dissolution, we intend to set a final record date and close our stock transfer books and delist our stock from Nasdaq on that date, after which trading in our common stock will cease. In the interim, we intend to continue to list our common stock on Nasdaq. In order to be eligible for continued listing, we must, among other things, meet certain minimum requirements with respect to net tangible assets, market value of our securities held by non-affiliates and minimum bid prices per share, and must also maintain an operating business. As a result of the cessation of our operations and the anticipated decrease in our assets that will result from the special distribution, Nasdaq may take action to delist our common stock prior to the final record date. Trading, if any, in our common stock would thereafter be conducted in the over-the-counter market or on the NASD’s electronic bulletin board, which could adversely affect the ability of our stockholders to sell their shares of our common stock.

If we decide to use a liquidating trust, interests of our stockholders in such a trust may not be transferable.

The interests of our stockholders in a liquidating trust set up by us may not be transferable, which could adversely affect your ability to realize the value of such interests. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through the Nasdaq Stock Market, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. In addition, as stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes, the distribution of non-transferable interests would result in tax liability to the interest holders without their being readily able to realize the value of such interest to pay such taxes or otherwise.

Tax treatment of any liquidating distributions may vary from stockholder to stockholder, and the discussions in this proxy statement regarding such tax treatment are general in nature. You should consult your own tax advisor instead of relying on the discussions of tax treatment in this proxy for tax advice.

We have not requested a ruling from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences of any liquidating distributions. If any of the anticipated tax consequences described in the proxy statement proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to our stockholders and us from the liquidation and distributions. Tax considerations applicable to particular stockholders may vary with and be contingent upon the stockholder’s individual circumstances.

Interests of Certain Directors and Executive Officers in Approval of the Plan of Dissolution

Certain of our directors and executive officers may have interests in the liquidation and dissolution of Turnstone that are different from yours.

We have entered into certain indemnification arrangements with our directors and executive officers and certain retention arrangements with our executive officers. For a description of these arrangements, please see “Certain Transactions.”

Following the filing of the Certificate of Dissolution with the Delaware Secretary of State, we will continue to indemnify each of our current and former directors and officers to the extent required under Delaware law and our Certificate of Incorporation and Bylaws as in effect immediately prior to the filing of the Certificate of Dissolution. In addition, we intend to maintain our current directors’ and officers’ insurance policy through the distribution of substantially all of our assets and to obtain runoff coverage for claims against our current officers and directors for an additional six years thereafter.

If the dissolution is approved, our board of directors may, at any time, turn our management over to a third party to complete the liquidation of our remaining assets and distribute the proceeds from the sale of assets to our stockholders pursuant to the plan of dissolution. This third-party management may be in the form of a liquidating trust, which, if adopted, would succeed to all of our assets, liabilities and obligations. Our board of directors may appoint one or more of its members or one or more of our officers to act as trustee or trustees of such liquidating trust. In the event a board member or officer is appointed to act as a trustee or trustees of the liquidating trust, we expect that the compensation paid to such individual or individuals for their trustee services would not be materially different from the compensation that would be paid to an outside third party, such as a bank, for similar services.

As a result of these benefits, our directors and executive officers generally could be more likely to vote to approve the plan of dissolution, including the liquidation and dissolution of Turnstone Systems contemplated thereby, than our other stockholders.

Other than as set forth above, it is not currently anticipated that our liquidation and dissolution will result in any material benefit to any of our executive officers or to directors who participated in the vote to adopt the plan of dissolution.

Description of the Dissolution Plan and Process

Our liquidation and dissolution is not conditioned upon the ratification and completion of the proposed special distribution.

Our Activities Following the Adoption of the Plan

Following approval of the plan of dissolution by our stockholders, a Certificate of Dissolution will be filed with the Secretary of State of Delaware dissolving Turnstone Systems. Our dissolution will become effective, in accordance with the Delaware General Corporation Law, upon proper filing of the Certificate of Dissolution with the Secretary of State or upon such later date as may be specified in the Certificate of Dissolution. Pursuant to the Delaware General Corporation Law, we will continue to exist for three years after the dissolution becomes effective or for such longer period as the Delaware Court of Chancery shall direct, for the purpose of prosecuting and defending suits, whether civil, criminal or administrative, by or against us, and enabling us gradually to settle and close our business, to dispose of and convey our property, to discharge our liabilities and to distribute to our stockholders any remaining assets, but not for the purpose of continuing the business for which we were organized.

If the plan of dissolution is approved, we will distribute pro rata to our stockholders, in cash or in-kind, or sell or otherwise dispose of, all of our property and assets. The liquidation is expected to commence as soon as practicable after approval of the plan of dissolution by our stockholders, and to be concluded prior to the third anniversary thereof, or such later date as required by Delaware law, by a final liquidating distribution either directly to our stockholders or to one or more liquidating trusts. Any sales of our assets will be made in private or public transactions and on such terms as are approved by the board of directors. It is not anticipated that any further votes of our stockholders will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the board of directors.

The plan of dissolution provides that the board of directors will liquidate our assets in accordance with any applicable provision of the Delaware General Corporation Law, including Sections 280 and 281. Without limiting the flexibility of the board of directors, the board of directors may, at its option, instruct our officers to follow the procedures set forth in Sections 280 and 281 of the Delaware General Corporation Law which instruct such officers to:

•	give notice of the dissolution to all persons having a claim against us and provide for the rejection of any such claims in accordance with Section 280 of the Delaware General Corporation Law;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the Delaware General Corporation Law;

•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are the subject of pending litigation against us, and claims that have not been made known to us at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery, but in any event not longer than ten (10) years after the date of the filing of the certificate of dissolution), each in accordance with Section 280 of the Delaware General Corporation Law;

•	pay, or make adequate provision for payment of, all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the plan of dissolution in accordance with Section 280 of the Delaware General Corporation Law; and

•	post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the Delaware General Corporation Law.

Under the plan of dissolution, the board of directors may modify, amend or abandon the plan, notwithstanding stockholder approval, to the extent permitted by the Delaware General Corporation Law. We will not amend or modify the plan of dissolution under circumstances that would require additional stockholder solicitations under the Delaware General Corporation Law or the Federal securities laws without complying with the Delaware General Corporation Law and the Federal securities laws.

Sales of our Assets

The plan of dissolution contemplates the sale of all of our assets. The plan of dissolution does not specify the manner in which we may sell our assets. Such sales could take the form of individual sales of assets, sales of groups of assets organized by business, type of asset or otherwise, a single sale of all or substantially all of our assets, or some other form of sale. Sales of our assets will be made on such terms as are approved by the board of directors in its sole discretion. The assets may be sold to one or more purchasers in one or more transactions over a period of time.

It is not anticipated that any further stockholder votes will be solicited with respect to the approval of the specific terms of any particular sales of assets approved by the board of directors. We do not anticipate amending or supplementing the proxy statement to reflect any such agreement or sale, unless required by applicable law. The prices at which we will be able to sell our various assets depend largely on factors beyond our control, including, without limitation, the condition of financial markets, the availability of financing to prospective purchasers of the assets, United States and foreign regulatory approvals, public market perceptions, and limitations on transferability of certain assets. In addition, we may not obtain as high a price for a particular asset as we might secure if we were not in liquidation.

Liquidating Distributions; Nature; Amount; Timing

Although the board of directors has not established a firm timetable for liquidating distributions to stockholders if the plan of dissolution is ratified and approved by the stockholders, the board of directors intends, subject to contingencies inherent in winding up our business, to make such liquidating distributions as promptly as practicable and periodically as we convert our remaining assets to cash. While we intend that any liquidating distributions to the stockholders will be in the form of cash, we cannot be certain since we have not completed a sale of our assets at this time. In the event that we sell our assets for property other than cash and we cannot effectively liquidate such property, we may distribute property to the stockholders rather than cash.

The liquidation is expected to be concluded prior to the third anniversary of the filing of the Certificate of Dissolution in Delaware by a final liquidating distribution either directly to our stockholders or to a liquidating trust. The proportionate interests of all of our stockholders shall be fixed on the basis of their respective stock holdings at the close of business on the final record date, and after such date, any liquidating distributions made by us shall be made solely to stockholders of record on the close of business on the final record date, except to reflect permitted transfers. The board of directors is, however, currently unable to predict the precise nature, amount or timing of this liquidating distribution or any other liquidating distributions pursuant to the plan of dissolution. The actual nature, amount and timing of all liquidating distributions will be determined by the board of directors or a trustee designated by the board, in its sole discretion, and will depend in part upon our ability to convert our remaining assets into cash and pay and settle our significant remaining liabilities and obligations. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

In lieu of satisfying all of our liabilities and obligations prior to making liquidating distributions to our stockholders, we may instead reserve assets deemed by management and the board of directors to be adequate to provide for such liabilities and obligations. See “—Contingent Liabilities; Contingency Reserve.”

Uncertainties as to the precise value of our non-cash assets and the ultimate amount of our liabilities make it impracticable to predict the aggregate net value ultimately distributable to stockholders. Claims, liabilities and expenses from operations, including operating costs, salaries, income taxes, payroll and local taxes, legal, accounting and consulting fees and miscellaneous office expenses, although currently declining, will continue to be incurred following stockholder approval of the plan of dissolution. Certain professional fees, such as legal expenses and the fees of outside financial advisors have recently increased, however, as a result of the liquidation process. These expenses will reduce the amount of assets available for ultimate distribution to stockholders, and, while a precise estimate of those expenses cannot currently be made, management and the board of directors believe that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims (including contingent liabilities) and to make cash distributions to stockholders. However, no assurances can be given that available cash and amounts received on the sale of assets will be adequate to provide for our obligations, liabilities, expenses and claims and to make cash distributions to stockholders. If such available cash and amounts received on the sale of assets are not adequate to provide for our obligations, liabilities, expenses and claims, distributions of cash and other assets to our stockholders will be reduced and could be eliminated. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan.”

Following is a table showing management’s estimate of cash proceeds and outlays and of our ultimate distribution to stockholders as of the date of this proxy statement. The following estimates are not guarantees and they do not reflect the total range of possible outcomes. See “—Risk Factors to be Considered by Stockholders in Deciding Whether to Approve the Plan” for a discussion of the risk factors related to the plan of dissolution and any potential proceeds which we may be able to distribute to stockholders.

Estimated Distribution to Stockholders

(in millions except shares outstanding and per share amounts)

	Low	High
Cash and Cash Equivalents as of June 30, 2003	$191.5	$191.5
Special Cash Distribution of $2.77 per Common Share	$(174.8)	$(174.8)

Estimated Cash, Net of the Special Distribution	$16.7	$16.7

Estimated Cash Proceeds and Outlays
Operating Cash Use July 2003 through June 2004(1)	$(1.5)	$(1.2)
Interest Earnings on Cash and Cash Equivalents	$0.6	$0.7
Proceeds from Sale of Furniture and Equipment	$0.3	$0.4
Accounts Receivable(2)	$0.4	$0.4
Proceeds from Exercise of Stock Options	$0.2	$0.2
Accounts Payable and Other Accrued Liabilities(3)	$(2.1)	$(2.1)
Accrued Compensation(4)	$(0.6)	$(0.6)
Professional Fees (attorneys, accountants, trustee, other)(5)	$(0.8)	$(0.5)
Directors and Officers Insurance(6)	$(2.1)	$(2.1)
Fairness Opinion and Solvency Opinion Fee	$(0.1)	$(0.1)
In Re: Digital Broadband Communications, Inc. Bankruptcy Litigation Expenses	$(3.6)	$0.0
Severance(7)	$(0.3)	$(0.3)

Estimated Cash, Net of the Special Distribution and Estimated Cash Proceeds and Outlays	$7.1	$11.5
Shares Outstanding as of September 30, 2003	63,117,133	63,117,133

Estimated Per Share Distribution, Net of the Special Distribution	$0.11	$0.18
Estimated Per Share Distribution, Inclusive of a Special Distribution of $2.77 per Common Share	$2.88	$2.95

(1)	Estimated operating expenses for the period July 1, 2003 through June 30, 2004 for personnel, facilities and other expenses to conduct our wind-up operations but exclusive of all other line items specifically allocated in the table above.
(2)	Estimated cash to be generated from accounts receivable and product sales.
(3)	Estimated cash use for the payment of accounts payable and other accrued liabilities. As of June 30, 2003, we had $1.7 million of accounts payable. Other accrued liabilities include $920,000 for the settlement expenses associated with the federal securities class action litigation related to our secondary offering of common stock in September 2000.
(4)	Estimated cash use for the payment of accrued bonus, accrued vacation and other compensation. As of June 30, 2003, we had $636,000 of accrued compensation.
(5)	Estimated range of cash use for professional fees related to our liquidation and dissolution as well as ongoing SEC reporting requirements.
(6)	Estimated cash use for the purchase of a Directors and Officers liability insurance policy covering the six years from the date of stockholder approval of the plan of dissolution.
(7)	Estimated cash use of $300,000 for the payment of severance benefits.

Final Record Date

We intend to close our stock transfer books and discontinue recording transfers of shares of our common stock on the final record date, and thereafter certificates representing shares of our common stock will not be assignable or transferable on our books except by will, intestate succession or operation of law. After the final record date, we will not issue any new stock certificates, other than replacement certificates. It is anticipated that no further trading of our shares will occur on or after the final record date. See “—Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts.”

All liquidating distributions from us or a liquidating trust on or after the final record date will be made to stockholders according to their holdings of common stock as of the final record date. Subsequent to the final record date, we may at our election require stockholders to surrender certificates representing their shares of common stock in order to receive subsequent distributions. Stockholders should not forward their stock certificates before receiving instructions to do so. If surrender of stock certificates should be required, all distributions otherwise payable by us or the liquidating trust, if any, to stockholders who have not surrendered their stock certificates may be held in trust for such stockholders, without interest, until the surrender of their certificates (subject to escheat pursuant to the laws relating to unclaimed property). If a stockholder’s certificate evidencing the common stock has been lost, stolen or destroyed, the stockholder may be required to furnish us with satisfactory evidence of the loss, theft or destruction thereof, together with a surety bond or other indemnity, as a condition to the receipt of any distribution.

Contingent Liabilities; Contingency Reserve

Under the Delaware General Corporation Law, we are required, in connection with our dissolution, to pay or provide for payment of all of our liabilities and obligations. Following the approval of the plan of dissolution by our stockholders, we will pay all expenses and fixed and other known liabilities, or set aside as a contingency reserve, cash and other assets which we believe to be adequate for payment thereof. We are currently unable to estimate with precision the amount of any contingency reserve that may be required, but any such amount (in addition to any cash contributed to a liquidating trust, if one is utilized) will be deducted before the determination of amounts available for distribution to stockholders.

The actual amount of the contingency reserve will be based upon estimates and opinions of management and the board of directors and derived from consultations with outside experts and review of our estimated operating expenses and future estimated liabilities, including, without limitation, anticipated compensation payments, product warranty obligations, estimated legal, accounting and consulting fees, operating lease expenses, payroll and other taxes payable, miscellaneous office expenses, expenses accrued in our financial statements, and reserves for litigation expenses. There can be no assurance that the contingency reserve in fact will be sufficient. We have not made any specific provision for an increase in the amount of the contingency reserve. Subsequent to the establishment of the contingency reserve, we will distribute to our stockholders any portions of the contingency reserve that we deem no longer to be required. After the liabilities, expenses and obligations for which the contingency reserve is established have been satisfied in full, we will distribute to our stockholders any remaining portion of the contingency reserve.

Under the Delaware General Corporation Law, in the event we fail to create an adequate contingency reserve for payment of our expenses and liabilities, or should such contingency reserve and the assets held by the liquidating trust or trusts be exceeded by the amount ultimately found payable in respect of expenses and liabilities, each stockholder could be held liable for the repayment to creditors out of the amounts theretofore received by such stockholder from us or from the liquidating trust or trusts of such stockholder’s pro rata share of such excess.

If we were held by a court to have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeded the amount available from the contingency reserve and the assets of the liquidating trust or trusts, a creditor of ours could seek an injunction against the making of liquidating distributions under the plan of dissolution on the grounds that the amounts to be distributed were needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the cash distributions to be made to stockholders and/or interest holders under the plan of dissolution.

Liquidating Trust

If deemed necessary, appropriate or desirable by the board of directors for any reason, we may, from time to time, transfer any of our unsold assets to one or more liquidating trusts, or other structure we deem appropriate, established for the benefit of our stockholders, which property would thereafter be sold or distributed on terms approved by its trustees. The board of directors and management may determine to transfer assets to a liquidating trust in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where the board of directors determines that it would not be in the best interests of us and our stockholders for such assets to be distributed directly to the stockholders at such time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the dissolution, we must transfer in final distribution such remaining assets to a liquidating trust. The board of directors may also elect in its discretion to transfer the contingency reserve, if any, to such a liquidating trust.

The purpose of a liquidating trust would be to distribute such property or to sell such property on terms satisfactory to the liquidating trustees, and distribute the proceeds of such sale after paying our liabilities, if any, assumed by the trust, to our stockholders, based on their proportionate ownership interest in the trust. Any liquidating trust acquiring all of our unsold assets will assume all of our liabilities and obligations and will be obligated to pay any of our expenses and liabilities that remain unsatisfied. If the contingency reserve transferred to the liquidating trust is exhausted, such expenses and liabilities will be satisfied out of the liquidating trust’s other unsold assets.

The plan of dissolution authorizes the board of directors to appoint one or more individuals, who may include persons who are also officers or directors of Turnstone, or entities to act as trustee or trustees of the liquidating trust or trusts and to cause us to enter into a liquidating trust agreement or agreements with such trustee or trustees on such terms and conditions as may be approved by the board of directors. It is anticipated that the board of directors will select such trustee or trustees on the basis of the experience of such individual or entity in administering and disposing of assets and discharging liabilities of the kind to be held by the liquidating trust or trusts and the ability of such individual or entity to serve the best interests of our stockholders.

The trust would be evidenced by a trust agreement between us and the trustees. Pursuant to the trust agreement, the trust property would be transferred to the trustees immediately prior to the distribution of interests in the trust to our stockholders, to be held in trust for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement. It is anticipated that the interests would be evidenced only by the records of the trust, there would be no certificates or other tangible evidence of such interests and no holder of our common stock would be required to pay any cash or other consideration for the interests to be received in the distribution or to surrender or exchange shares of our common stock in order to receive the interests.

It is further anticipated that, pursuant to the trust agreements:

•	a majority of the trustees would be required to be independent of our management;

•	approval of a majority of the trustees would be required to take any action; and

•	the trust would be irrevocable and would terminate after, the earliest of (x) the trust property having been fully distributed, or (y) a majority in interest of the beneficiaries of the trust, or a majority of the trustees, having approved of such termination, or (z) a specified number of years having elapsed after the creation of the trust.

Listing and Trading of the Common Stock and Interests in the Liquidating Trust or Trusts

If our stockholders approve the plan of dissolution, we intend to close our stock transfer books and delist our stock from the Nasdaq Stock Market on the final record date. We will cease recording stock transfers and issuing stock certificates (other than replacement certificates) at such time. Accordingly, it is expected that trading in the shares will cease on and after the final record date. It is possible that the trading of our common stock on the Nasdaq Stock Market will effectively terminate before then if we are unable to meet Nasdaq’s requirements for continued listing.

After delisting and closing of our transfer books, our stockholders will not be able to transfer their shares. It is anticipated that the interests in a liquidating trust or trusts will not be transferable, although no determination has yet been made. Such determination will be made by the board of directors and management prior to the transfer of unsold assets to the liquidating trust and will be based on, among other things, the board of directors’ and management’s estimate of the value of the assets being transferred to the liquidating trust or trusts, tax matters and the impact of compliance with applicable securities laws.

The costs of compliance with such requirements would reduce the amount which otherwise could be distributed to interest holders. Even if transferable, the interests are not expected to be listed on a national securities exchange or quoted through Nasdaq, and the extent of any trading market therein cannot be predicted. Moreover, the interests may not be accepted by commercial lenders as security for loans as readily as more conventional securities with established trading markets. As stockholders will be deemed to have received a liquidating distribution equal to their pro rata share of the value of the net assets distributed to an entity which is treated as a liquidating trust for tax purposes (see “—Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation”), the distribution of non-transferable interests could result in tax liability to the interest holders without their being readily able to realize the value of such interests to pay such taxes or otherwise.

Absence of Appraisal Rights

Under the Delaware General Corporation Law, our stockholders are not entitled to appraisal rights for their shares of common stock in connection with the transactions contemplated by the plan of dissolution.

Reporting Requirements

Whether or not the plan of dissolution is ratified and approved, we have an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even though compliance with such reporting requirements is economically burdensome. We intend to file our Annual Report on Form 10-K for the fiscal year ending December 31, 2003, which will contain audited financial statements for our 2003 fiscal year prepared on a liquidation basis. If the plan of dissolution is ratified and approved, in order to curtail expenses, we will, after filing our Certificate of Dissolution, seek relief from the Securities and Exchange Commission from the reporting requirements under the Exchange Act. We anticipate that, if such relief is granted, we would continue to file current reports on Form 8-K to disclose material events relating to our liquidation and dissolution along with any other reports that the Securities and Exchange Commission might require.

Regulatory Approvals

No United States Federal or state regulatory requirements must be complied with or approvals obtained in connection with the liquidation.

Material United States Federal Income Tax Consequences of Our Dissolution and Liquidation

The following discussion is a general summary of the material United States Federal income tax consequences affecting our stockholders that are anticipated to result from the receipt of distributions pursuant to our dissolution and liquidation. This discussion does not purport to be a complete analysis of all the potential tax effects. Moreover, the discussion does not address the tax consequences that may be relevant to particular categories of our stockholders subject to special treatment under certain Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, mutual funds, foreign individuals and entities, and persons who acquired their Turnstone Systems stock upon exercise of stock options or in other compensatory transactions). It also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction. The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, Internal Revenue Service rulings, and judicial decisions now in effect, all of which are subject to change at any time; any such changes may be applied retroactively. Distributions pursuant to the plan of dissolution may occur at various times and in more than one tax year. No assurance can be given that the tax treatment described herein will remain unchanged at the time of such distributions. The following discussion has no binding effect on the Internal Revenue Service or the courts and assumes that we will liquidate in accordance with the plan of dissolution in all material respects.

No ruling has been requested from the Internal Revenue Service with respect to the anticipated tax consequences of the plan of dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax consequences. If any of the anticipated tax consequences described herein proves to be incorrect, the result could be increased taxation at the corporate and/or stockholder level, thus reducing the benefit to us and our stockholders from the liquidation. Tax considerations applicable to particular stockholders may vary with and be contingent on the stockholder’s individual circumstances.

Federal Income Taxation of Turnstone Systems.    After the approval of the plan of dissolution and until the liquidation is completed, we will continue to be subject to Federal income taxation on our taxable income, if any, such as interest income, gain from the sale of our assets or income from operations. We will recognize gain or loss with respect to the sale of our assets in an amount equal to the fair market value of the consideration received for each asset over our adjusted tax basis in the asset sold. In addition, although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, we may recognize gain upon such distribution of property. We will be treated as if we had sold any such distributed property to the distributee-stockholder for its fair market value on the date of the distribution. Management believes that we have sufficient usable net operating losses to offset any income or gain recognized by us.

Federal Income Taxation of our Stockholders.    Amounts received by stockholders pursuant to the plan of dissolution will be applied against and reduce a stockholder’s tax basis in his or her shares of stock. Gain will be recognized as a result of a liquidating distribution to the extent that the aggregate value of the distribution and any prior liquidating distributions received by a stockholder with respect to a share exceeds his or her tax basis for that share. If we make more than one liquidating distribution, each liquidating distribution will be allocated proportionately to each share of stock owned by a stockholder. Any loss will generally be recognized only when the final distribution from us has been received and then only if the aggregate value of all liquidating distributions with respect to a share is less than the stockholder’s tax basis for that share. Gain or loss recognized by a stockholder will be capital gain or loss provided the shares are held as capital assets, and will be long term capital gain or loss if the stock has been held for more than one year.

Although we currently do not intend to make distributions of property other than cash, in the event of a distribution of property, the stockholder’s tax basis in such property immediately after the distribution will be the fair market value of such property at the time of distribution. The gain or loss realized upon the stockholder’s future sale of that property will be measured by the difference between the stockholder’s tax basis in the property at the time of such sale and the proceeds of such sale.

After the close of our taxable year, we will provide stockholders and the Internal Revenue Service with a statement of the amount of cash distributed to our stockholders and our best estimate as to the value of any property distributed to them during that year. There is no assurance that the Internal Revenue Service will not challenge our valuation of any property. As a result of such a challenge, the amount of gain or loss recognized by stockholders might be changed. Distributions of property other than cash to stockholders could result in tax liability to any given stockholder exceeding the amount of cash received, requiring the stockholder to meet the tax obligations from other sources or by selling all or a portion of the assets received.

If a stockholder is required to satisfy any liability of ours not fully covered by our contingency reserve (see “—Description of the Dissolution Plan and Process—Contingent Liabilities; Contingency Reserve”), payments by stockholders in satisfaction of such liabilities would generally produce a capital loss, which, in the hands of individual stockholders, could not be carried back to prior years to offset capital gains realized from liquidating distributions in those years.

Liquidating Trusts.    If we transfer assets to a liquidating trust or trusts, we intend to structure such trust or trusts so that stockholders will be treated for tax purposes as having received their pro rata share of the property transferred to the liquidating trust or trusts, reduced by the amount of known liabilities assumed by the liquidating trust or trusts or to which the property transferred is subject. Assets transferred to a liquidating trust will cause the stockholder to be treated in the same manner for Federal income tax purposes as if the stockholder had received a distribution directly from us. The liquidating trust or trusts themselves will not be subject to Federal income tax. After formation of the liquidating trust or trusts, the stockholders must take into account for Federal income tax purposes their allocable portion of any income, gain or loss recognized by the liquidating trust or trusts. As a result of the transfer of property to the liquidating trust or trusts and the ongoing operations of the liquidating trust or trusts, stockholders should be aware that they may be subject to tax, whether or not they have received any actual distributions from the liquidating trust or trusts with which to pay such tax.

The tax consequences of the plan of dissolution may vary depending upon the particular circumstances of the stockholder. We recommend that each stockholder consult its own tax advisor regarding the Federal income tax consequences of the plan of dissolution as well as the state, local and foreign tax consequences.

Effect of Liquidation

The methods used by the board of directors and management in estimating the values of our assets are inexact and may not approximate values actually realized. The board of directors’ assessment assumes that estimates of our liabilities and operating costs are accurate, but those estimates are subject to numerous uncertainties beyond our control and also do not reflect any contingent or unmature liabilities that may materialize or mature. For all these reasons, actual net proceeds distributed to stockholders in liquidation may be significantly less than the estimated amount discussed in this proxy statement. Moreover, no assurance can be given that any amounts to be received by our stockholders in liquidation will equal or exceed the price or prices at which our common stock has recently traded or may trade in the future.

Vote Required and Board Recommendation

The approval of the plan of dissolution requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the board of directors and our executive officers who hold (or are deemed to hold) as of the record date of the Annual Meeting an aggregate of approximately 29,107,576 shares of our common stock (approximately 46.2% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The board of directors believes that the plan of dissolution is in the best interests of our stockholders and recommends a vote “FOR” this proposal.

PROPOSAL THREE

ELECTION OF DIRECTORS

General

Our certificate of incorporation and bylaws currently divide our board of directors into three classes. Each class consists of one-third of the total number of directors. All directors in a given class serve contemporaneous three-year terms. Our board of directors currently consists of six members. Class I presently consists of two directors whose terms are set to expire at this year’s Annual Meeting. Class II presently consists of two directors whose terms are set to at our 2004 annual meeting. Class III presently consists of two directors whose terms are set to expire at our 2005 annual meeting.

Two Class I directors are to be elected at the Annual Meeting. The board of directors has nominated Richard N. Tinsley and P. Kingston Duffie for election. If Proposal Four, the amendment of our amended and restated certificate of incorporation to eliminate our classified board, is approved by stockholders at the Annual Meeting, each of these nominees will be elected to serve a one-year term and will be subject to reelection next year. See “Proposal Four—Amendment of Amended and Restated Certificate of Incorporation to Eliminate Classified Board.” If Proposal Four is not approved, each of these nominees will be elected to serve a three-year term. In each case, a director serves for the designated term and until his or her respective successor is elected or appointed, or until the director’s death, resignation or removal. Stockholders are not entitled to cumulative voting in the election of directors.

The nominees for election have agreed to serve if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee who may be designated by the present board of directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

Notwithstanding the foregoing, we expect that if the plan of liquidation and dissolution is approved by our stockholders at the Annual Meeting, one or more directors may resign from the Board after the Certificate of Dissolution is filed with the Secretary of State of Delaware. As of the date of the mailing of these proxy materials, we do not know which, if any, of our directors may elect to resign following the dissolution.

Nominees

The names of the nominees and our other current directors and executive officers and certain information about them as of September 15, 2003, are set forth below. Information as to the stock ownership of each director and all of our current directors and executive officers as a group is set forth below under “Security Ownership of Certain Beneficial Owners and Management.”

Name	Age	Position(s) with Turnstone Systems, Inc.	Director Since
P. Kingston Duffie	42	Director/Nominee	1998
Robert J. Finocchio, Jr.	52	Director	1999
Albert Y. Liu	31	General Counsel and Director of Human Resources	—
John K. Peters	55	Director	1999
Richard N. Tinsley	39	Director/Nominee	1998
Andrew W. Verhalen	47	Director	1998
Geoffrey Y. Yang	44	Director	1998
Eric S. Yeaman	33	Chief Executive Officer and Chief Financial Officer	—

P. Kingston Duffie cofounded Turnstone Systems in January 1998 and has served as a director since that time. From January 1998 to May 2003, he also served as Chief Technology Officer. From January 1998 to April 1999, he also served as Vice President, Engineering. From August 1997 to January 1998, Mr. Duffie was a

consultant to Institutional Venture Partners and Matrix Partners. From May 1997 to July 1997, Mr. Duffie was Assistant Vice President, Engineering, Data Communications division, for Ascend Communications, a developer and manufacturer of wide area networking equipment. From March 1993 until April 1997, Mr. Duffie was Chief Technology Officer at Whitetree, Inc., a developer and manufacturer of high-speed switching products, which was acquired by Ascend Communications in April 1997. From April 1994 until August 1996, he also served as Vice President, Engineering of Whitetree. Mr. Duffie holds an M.S. in Electrical Engineering from McGill University in Montreal and a B.Sc. (Eng.) in Engineering Physics from Queen’s University in Kingston, Ontario.

Robert J. Finocchio, Jr. has been a director of Turnstone Systems since September 1999. He has been a private investor since September 2000. He served as Chairman of the Board of Informix Corporation, a provider of database systems from July 1997 to September 2000 and served as President and Chief Executive Officer of Informix from July 1997 to July 1999. From December 1988 until April 1997, Mr. Finocchio was employed with 3Com Corporation, a global data networking company, where he held various positions, most recently serving as President, 3Com Systems. Mr. Finocchio also serves as a director of Altera Corporation, a provider of programmable logic devices, Echelon Corporation, a developer of open, interoperable control networks, and Latitude Communications, a teleconferencing company. Mr. Finocchio is also a Trustee of Santa Clara University. Mr. Finocchio holds an M.B.A. from the Harvard University Graduate School of Business and a B.S. in Economics from Santa Clara University.

Albert Y. Liu joined Turnstone Systems in May 2000 and has served as General Counsel since that time. He has also served as Director of Human Resources since September 2001. From October 1997 to May 2000, Mr. Liu practiced corporate and securities law at Sullivan & Cromwell, a leading U.S. law firm. Mr. Liu holds a J.D. from The University of California, Hastings College of the Law, and an A.B. in Political Science and a B.S. in Computer Science from Stanford University.

John K. Peters has been a director of Turnstone Systems since June 1999. Mr. Peters has served as the Chief Executive Officer of Netli, Inc., since August 2002. From February 2002 to August 2002, Mr. Peters served as an independent consultant to the telecommunications, data communications and venture capital industries. He served as Chief Executive Officer of Sigma Networks, a provider of broadband metropolitan area network services, from February 2000 through January 2002. From July 1995 to January 2000, Mr. Peters held the position of Executive Vice President as well as various other senior management positions at Concentric Network Corporation, a provider of Internet protocol-based network services. From February 1993 to July 1995, Mr. Peters served as President of Venture Development Consulting, a consulting firm specializing in new communications and information services. Mr. Peters holds an M.B.A. from the Stanford University Graduate School of Business and a B.S. in Statistics from Stanford University.

Richard N. Tinsley cofounded Turnstone Systems in January 1998 and has served as a director since that time. From January 1998 to August 2003, he also served as President and Chief Executive Officer. From August 1997 to December 1997, Mr. Tinsley was a consultant to the venture capital firms Institutional Venture Partners and Benchmark Capital Partners. From September 1993 to August 1997, Mr. Tinsley held various positions at Newbridge Networks, a designer and manufacturer of networking products, most recently as Vice President and General Manager, VIVID Business Unit. Mr. Tinsley holds an M.B.A. from the University of Dallas and a B.S. in Electrical Engineering from Rennselaer Polytechnic Institute.

Andrew W. Verhalen has been a director of Turnstone Systems since January 1998. Mr. Verhalen has been a general partner of Matrix Partners, a venture capital firm, since April 1992. He also serves on the board of directors of Blue Martini Software, an enterprise software applications company. Mr. Verhalen holds M.B.A, Masters of Engineering and B.S.E.E. degrees from Cornell University.

Geoffrey Y. Yang has been a director of Turnstone Systems since January 1998. Since July 1987, Mr. Yang has been a general partner of Institutional Venture Partners, a venture capital firm. He has also been a Managing Director of Redpoint Ventures, a venture capital firm, since October 1999. Mr. Yang is a director of Ask Jeeves, Inc., a provider of natural-language question answering services on the Internet, and TiVo, a provider of personalized television services. Mr. Yang holds an M.B.A. from the Stanford University Graduate School of Business, a B.S.E. in Information Systems Engineering from Princeton University and a B.A. in Economics from Princeton University.

Eric S. Yeaman joined Turnstone Systems in January 2000 and has served as the Chief Executive Officer since September 2003 and the Chief Financial Officer since November 2001. From January 2000 to November 2001, he served as Controller. From December 1997 to January 2000, Mr. Yeaman served as Controller of Atmosphere Networks, Inc., an optical networking equipment manufacturer. From May 1997 to November 1997, Mr. Yeaman served as Controller of Golfweb, an Internet-based provider of golf-related merchandise. From October 1995 to April 1997, Mr. Yeaman served as accounting manager for Whitetree. Mr. Yeaman holds a B.S. in Business Administration from California Polytechnic State University, San Luis Obispo.

There are no family relationships between any of our directors or executive officers as of September 15, 2003.

Board and Committee Meetings

Our board of directors held 8 meetings during the fiscal year ended December 31, 2002. During the fiscal year, all of our directors attended at least 75% of the meetings of the board of directors and any applicable committee meetings. Our board of directors has standing audit, compensation, special litigation and stock option grant committees.

Committee	Date of Inception	Members During Fiscal 2002	Committee Functions	Meetings Held in Fiscal 2002
Audit	October 1999	Robert J. Finocchio, Jr. John K. Peters Andrew W. Verhalen	• Reviews internal accounting procedures • Recommends appointment of independent auditors • Reviews results of independent audit	5

Compensation	March 1999	John K. Peters Geoffrey Y. Yang	• Determines compensation of executive officers and directors • Reviews general board policies relating to compensation and benefits	No formal meetings of committee separate from meetings of entire board

Special Litigation	November 2002	John K. Peters Geoffrey Y. Yang	• Review settlement proposal related to the IPO securities class action lawsuit	None

Stock Option	March 1999	Richard N. Tinsley P. Kingston Duffie	• Administers equity incentive plans • Approves employee option grants (other than to executive officers, directors and consultants)	No formal meetings of committee separate from meetings of entire board

Director Compensation

Prior to January 1, 2003, we did not compensate our directors in cash for their services as members of the board of directors. Our directors were and continue to be eligible for reimbursement from us of any expenses incurred by them in connection with their attendance at any meetings. Effective as of January 1, 2003, our non- employee directors will receive $1,000 for each meeting of our board of directors or a committee of our board of directors (unless held in conjunction with a meeting of the board of directors as a whole) attended in person or by telephone. Our non-employee directors will also be paid an annual retainer in the amount of $15,000, paid at the end of each calendar quarter, but prorated for any partial year.

Under our 2000 Stock Plan, non-employee directors receive automatic annual nondiscretionary stock option grants of 50,000 shares and are also eligible to receive additional stock option grants at the discretion of the board of directors. Also, each person who joins our board of directors as a non-employee director is automatically granted an initial option to purchase up to 200,000 shares under the 2000 Stock Plan. In 2002, we granted a stock option to purchase 50,000 shares of our common stock under our 2000 Stock Plan to each of Messrs. Finocchio and Peters. In addition, the board of directors, with Messrs. Verhalen and Yang abstaining, also approved the grant of a discretionary stock option to purchase 200,000 shares of our common stock under our 2000 Stock Plan to each of Messrs. Verhalen and Yang. The exercise price for option grants to our directors was equal to the closing price of our common stock on the date of the grant, and vest over a period of years according to our 2000 Stock Plan.

Audit Committee

We established an audit committee in October 1999. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent auditors. The charter of the audit committee is reviewed and reassessed on an annual basis. The charter provides for an audit committee of at least three members, each of whom must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement, or must become able to do so within a reasonable period of time after his or her appointment to the audit committee. Additionally, the charter provides that at least one member of the audit committee must have had past employment experience in finance or accounting, requisite professional certification in accounting, or any other comparable experience or background which results in the individual’s financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

The audit committee currently consists of Messrs. Finocchio, Peters and Verhalen. Messrs. Finocchio and Verhalen have served on the committee since its inception, and Mr. Peters has served as a member since July 2000. There is no specified term for committee members. We believe all of the members of the audit committee are independent, as the term is defined under the Nasdaq rules and regulations, and each is able to read and understand fundamental financial statements. We also believe that at least one member of the audit committee has had past financial management experience which results in the individual’s financial sophistication.

Compensation Committee Interlocks and Insider Participation

Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee. No interlocking relationship exists between any member of our board of directors or our compensation committee and any member of the board of directors or compensation committee of any other company.

Legal Proceedings

Certain of our former directors have been named as co-defendants in legal proceedings against us. See “Certain Transactions” below for information regarding these specific legal proceedings and our obligation to indemnify them.

Required Vote

The two nominees receiving the highest number of affirmative votes of the holders of shares of outstanding stock entitled to vote and present at the meeting, either in person or by proxy, will be elected as directors.

Recommendation of the Board of Directors

The board of directors recommends that the stockholders vote FOR the election of the two nominees listed above.

PROPOSAL FOUR

AMENDMENT OF AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

TO ELIMINATE CLASSIFIED BOARD

General

Our current certificate of incorporation provides for a classified board of directors consisting of three classes of directors with staggered three year terms, with each class consisting, as nearly as possible, of one-third of the total number of directors. Our board of directors currently consists of six members. Class I presently consists of two directors whose terms are set to expire at this year’s Annual Meeting. Class II presently consists of two directors whose terms are set to at our 2004 annual meeting. Class III presently consists of two directors whose terms are set to expire at our 2005 annual meeting. Because of the classified board structure, stockholders have the opportunity to vote on only roughly one-third of the directors each year.

The board of directors is proposing an amendment to our amended and restated certificate of incorporation to eliminate the classified board structure. If the stockholders approve this proposal, the terms of all directors will expire at the annual meeting of stockholders each year and their successors will be elected for one-year terms that will expire at the next annual meeting. The text of the actual amendment to our amended and restated certificate of incorporation is set forth in Annex D.

Purpose of the Amendment

The concept of a classified board is an anti-takeover measure that the board of directors feels is no longer appropriate given that stockholders are being asked to approve the dissolution and liquidation of Turnstone Systems. In particular, we anticipate that one or more of our directors may resign after the dissolution of Turnstone, and our board of directors could then have vacancies in particular classes. If the classified board of directors is eliminated, the remaining directors will have the authority under our bylaws to fix the size of the board appropriately based on the number of continuing directors.

If the stockholders approve this proposal, each of the two directors who are elected this year (who would otherwise comprise Class I) will be elected for a one-year term that will expire at next year’s annual meeting. In addition, if the proposal is approved, our Class III directors have voluntarily agreed to reduce their remaining term to one year rather than two years. If the stockholders do not approve this proposal, each of the two directors who are elected this year will be elected for a three-year term that will expire at our 2006 annual meeting.

Required Vote

Approval of the amendment of our amended and restated certificate of incorporation will require the affirmative vote of two-thirds of the outstanding voting stock of the company, in person or by proxy. Members of the board of directors and our executive officers who hold (or are deemed to hold) as of the record date of the Annual Meeting an aggregate of approximately 29,107,576 shares of our common stock (approximately 46.2% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

Recommendation of the Board of Directors

The board of directors has unanimously approved the amendment of our amended and restated certificate of incorporation to eliminate our classified board (in the form set forth in Annex D attached hereto) and recommends that the stockholders vote FOR the approval of this proposal.

PROPOSAL FIVE

TO RATIFY THE APPOINTMENT OF INDEPENDENT AUDITORS

General

Our board of directors has selected KPMG LLP, independent auditors, to audit our financial statements for the current fiscal year ending December 31, 2003. We expect that a representative of KPMG LLP will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to answer any appropriate questions.

Auditor Compensation for Fiscal 2002

Audit Fees

The aggregate fees for professional services rendered by KPMG LLP for the audit of our financial statements for the year ending December 31, 2002, and the review of the financial statements included in our quarterly reports on Form 10-Q for that fiscal year, totaled $139,500.

Financial Information Systems Design and Implementation Fees

We did not engage KPMG LLP to provide advice regarding financial information systems design and implementation during the fiscal year ending December 31, 2002.

All Other Fees

The aggregate fees billed for services rendered by KPMG LLP, other than the services covered by “Audit Fees” and “Financial Information Systems Design and Implementation Fees” above, for the fiscal year ended December 31, 2002, totaled $94,500. Specifically, these fees consisted of (i) $84,000 for U.S. tax compliance and consultation services and (ii) $10,500 for an employee benefit plan audit.

After careful consideration, the audit committee of our board of directors has concluded that the provisioning of these non-audit services by KPMG LLP is compatible with maintaining KPMG LLP’s auditor independence.

Vote Required and Board Recommendation

The ratification of the appointment of KPMG LLP as our independent auditors requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Members of the board of directors and our executive officers who hold (or are deemed to hold) as of the record date of the Annual Meeting an aggregate of approximately 29,107,576 shares of our common stock (approximately 46.2% of the outstanding shares of common stock as of the record date) have indicated that they will vote in favor of the proposal.

The board of directors has unanimously approved this proposal and recommends a vote “FOR” the ratification of the selection of KPMG LLP as our independent auditors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to beneficial ownership of our common stock as of September 15, 2003, by: (i) each person who is known by us to own beneficially more than five percent of our common stock, (ii) each of our executive officers, (iii) each of our directors, and (iv) all directors and executive officers as a group. Except as indicated in the footnotes to this table, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

Beneficial ownership is determined based on the rules of the Securities and Exchange Commission. The column entitled “Number of Shares Beneficially Owned” excludes the number of shares of common stock subject to options held by that person that are currently exercisable or that will become exercisable within 60 days after the record date. The number of shares subject to options that each beneficial owner has the right to acquire within 60 days of the record date is listed separately under the column entitled “Number of Shares Underlying Options Beneficially Owned.” These shares are not deemed outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes, these stockholders have sole voting or investment power with respect to all shares, subject to applicable community property laws. The number and percentage of shares beneficially owned are based on 63,061,308 shares outstanding as of September 15, 2003.

Beneficial Owner	Number of Shares Beneficially Owned	Number of Shares Underlying Options Beneficially Owned	Approximate Percentage Owned(1)
Institutional Venture Partners(1) 3000 Sand Hill Road, Building 2, Suite 290 Menlo Park, CA 94025	10,813,764	—	17.1%
Matrix Partners(2) Bay Colony Corporate Center 1000 Winter Street, Suite 4500 Waltham, MA 02451	6,641,277	—	10.5%
Benchmark Capital Partners(3) 2480 Sand Hill Road, Suite 200 Menlo Park, CA 94025	4,284,892	—	6.8%
P. Kingston Duffie	5,582,260	—	8.8%
Robert J. Finnochio, Jr.(4)	—	200,000	*
John K. Peters	215,000	—	*
Richard N. Tinsley(5)	5,512,980	766,664	9.8%
Andrew W. Verhalen(6)	6,858,241	66,667	11.0%
Geoffrey Y. Yang(7)	10,876,368	66,667	17.3%
Albert Y. Liu(8)	34,063	221,997	*
Eric S. Yeaman(9)	28,664	215,122	*
All directors and executive officers as a group (8 persons)	29,107,576	1,537,117	47.4%

*	Less than 1%
(1)	Includes 9,991,438 shares held by Institutional Venture Partners VII, L.P., 221,700 shares held by Institutional Venture Management VII, L.P., 357,850 shares held by IVP Founders Fund I, L.P., and 242,776 shares held by IVP Broadband Fund L.P. Geoffrey Y. Yang, a director of Turnstone Systems, is a general partner of Institutional Venture Management VII, the general partner of Institutional Venture Partners VII.
(2)	Includes 5,888,499 shares held by Matrix Partners V, L.P. and 752,778 shares held by Matrix V Entrepreneurs Fund, L.P. Andrew Verhalen, a director of Turnstone Systems, is a managing member of

Matrix V Management Co., L.L.C., the general partner of each entity. Mr. Verhalen has sole voting and dispositive power over the shares held by the entities associated with Matrix Partners. Mr. Verhalen disclaims beneficial ownership of the shares held by the entities associated with Matrix Partners, except to the extent of his pecuniary interest as a managing member of Matrix V Management Co., L.L.C.

(3)	Includes 3,576,706 shares held by Benchmark Capital Partners II, L.P., 423,482 shares held by Benchmark Founders’ Fund II, L.P., 224,616 shares held by Benchmark Founders’ Fund II-A, L.P. and 60,088 shares held by Benchmark Members’ Fund, L.P.
(4)	The weighted average exercise price of Mr. Finnochio’s exercisable options is $2.50 per share.
(5)	We and Mr. Tinsley agreed to terminate his employment with us as of August 31, 2003. The number of shares underlying shares beneficially owned by Mr. Tinsley represent the number of shares of common stock subject to options held by him that are currently exercisable or that will become exercisable by November 29, 2003, the last day he can exercise such options. The weighted average exercise price of Mr. Tinsley’s exercisable options is $5.60 per share.
(6)	Includes 6,641,277 shares held by entities affiliated with Matrix Partners. Mr. Verhalen is a managing member of Matrix V Management Co., L.L.C., the general partner of the entities associated with Matrix Partners. Mr. Verhalen disclaims beneficial ownership of the shares held by the entities associated with Matrix Partners, except to the extent of his pecuniary interest as a general partner. The weighted average exercise price of Mr. Verhalen’s exercisable options is $3.92 per share.
(7)	Includes 10,813,764 shares held by entities affiliated with Institutional Venture Partners, of which Mr. Yang is a general partner. Mr. Yang disclaims beneficial ownership of the shares held by the entities affiliated with Institutional Venture Partners, except to the extent of his pecuniary interest as a general partner. The weighted average exercise price of Mr. Yang’s options is $3.92 per share.
(8)	The weighted average exercise price of Mr. Liu’s exercisable options is $22.89 per share.
(9)	The weighted average exercise price of Mr. Yeaman’s exercisable options is $8.66 per share.

EXECUTIVE COMPENSATION

The following table shows, for the last three fiscal years, compensation earned for services rendered to Turnstone Systems in all capacities by our Chief Executive Officer, our Chief Technology Officer and our next four most highly compensated executive officers who earned more than $100,000 during fiscal year 2002.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation Awards
Name and Principal Positions	Year	Salary	Bonus		Restricted Stock Award			Securities Underlying Option	All Other Compensation
Richard N. Tinsley Former President and Chief Executive Officer(1)	2002 2001 2000	$190,008 190,008 190,008	$	— — —	$	— — —		500,000 300,000 600,000	$	— — —

P. Kingston Duffie Chief Technology Officer(2)	2002 2001 2000	175,000 175,000 165,625		— — —		— — —		300,000 150,000 300,000		— — —

Carl Hubbard Vice President, Engineering(3)	2002 2001 2000	175,000 154,850 131,932		50,653 — 38,643		— — —		200,000 187,500 70,000		— — —

Albert Y. Liu General Counsel and Director of Human Resources	2002 2001 2000	165,006 165,006 89,904		55,048 9,281 30,000		— 61,725 —	(4)	200,000 62,000 170,000		— — —

Eric S. Yeaman Chief Executive Officer and Chief Financial Officer(5)	2002 2001 2000	165,006 138,751 103,767		53,360 7,594 30,000		53,987 — —	(4)	100,000 109,500 140,000		— — —

Terry A. White Vice President, Worldwide Sales(6)	2002 2001 2000	177,083 — —		49,829 — —		— — —		350,000 — —		— — —

(1)	Mr. Tinsley’s employment with Turnstone Systems was terminated as of August 31, 2003.
(2)	Mr. Duffie’s employment with Turnstone Systems was terminated as of May 12, 2003.
(3)	Mr. Hubbard’s employment with Turnstone Systems was terminated as of July 31, 2003.
(4)	In September 2001, each of Messrs. Liu and Yeaman purchased 25,000 shares of our common stock at a purchase price of $0.001 per share under restricted stock purchase agreements. The agreements contained vesting provisions that give Turnstone Systems the option to repurchase unvested shares at the original purchase price if their service to Turnstone Systems is terminated. 13/18 of the shares vest and are no longer subject to repurchase as of October 2002, and 1/18 of the remaining shares will vest each month thereafter. At December 31, 2002 and based upon the fair market value of our common stock at that time, the shares were valued at $67,500. Turnstone Systems has never declared or paid cash dividends on its common stock and does not anticipate paying any cash dividends in the foreseeable future.
(5)	Mr. Yeaman was appointed Chief Executive Officer effective as of August 31, 2003.
(6)	Mr. White joined Turnstone Systems in April 2002 with an annualized base salary of $250,000. His employment with Turnstone Systems was terminated as of April 24, 2003.

Option Grants In Last Fiscal Year

The following table provides information relating to stock options granted to each of the executive officers named in the compensation table above during the fiscal year ended December 31, 2002. All of these options were granted under our 2000 Stock Plan and 2000 Nonstatutory Stock Plan and have a term of 10 years, subject to earlier termination in the event the optionee’s services to us cease.

The exercise prices of the options we grant are generally equal to the fair market value of our common stock, as determined by our board of directors, on the date of grant. The exercise price may be paid by cash or check. Under our 2000 Stock Plan and 2000 Nonstatutory Stock Plan, in the event of an acquisition of Turnstone Systems by merger or asset purchase, the vesting of each outstanding option listed below will accelerate to the extent that it would have been vested on the date twelve months following the effectiveness of the acquisition.

Furthermore, if the acquiring corporation fails to assume or substitute the remaining unvested options, then all of the option shares will become immediately vested.

The potential realizable value is calculated by assuming that the fair market value of our common stock increases from the date of grant of the option at assumed rates of stock appreciation of 5% and 10%, compounded annually over the 10 year term of the option, and subtracting from that result the total option exercise price. These assumed appreciation rates comply with the rules of the Securities and Exchange Commission and do not represent our prediction of the performance of our stock price.

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees During Period(1)	Exercise Price Per Share	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Appreciation for Option Term
					5%	10%
Richard N. Tinsley	500,000	13.12%	$3.92	4/19/11	$1,232,633	$3,123,735
P. Kingston Duffie	300,000	7.87	3.92	4/19/11	739,580	1,874,241
Carl Hubbard	200,000	5.25	3.92	4/19/11	493,053	1,249,494
Albert Y. Liu	200,000	5.25	3.92	4/19/11	493,053	1,249,494
Eric S. Yeaman	100,000	2.62	3.92	4/19/11	246,527	624,747
Terry A. White	350,000	9.18	3.92	4/19/11	862,843	2,186,615

(1)	Based on a total of 3,811,600 shares subject to options granted during 2002.

Aggregate Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information relating to option exercises by the executive officers named in the summary compensation table during the fiscal year ended December 31, 2002, and the number and value of vested and unvested options held by those executive officers as of December 31, 2002.

The “Value Realized” and the “Value of Unexercised In-the-Money Options at December 31, 2002” are based upon the fair market value of our common stock on the date of exercise or at December 31, 2002, as applicable, minus the per share exercise price, multiplied by the number of shares underlying the option.

Name	Shares Acquired on Exercise of Options	Value Realized for Exercised Options	Shares Underlying Unexercised Options at December 31, 2002		Value of Unexercised In-the-Money Options at December 31, 2002
			Exercisable	Unexercisable	Exercisable	Unexercisable
Richard N. Tinsley	—	—	429,999	970,001	$0	$0
P. Kingston Duffie	—	—	214,999	535,001	0	0
Carl Hubbard	—	—	257,812	319,688	16,667	12,708
Albert Y. Liu	—	—	117,167	310,666	0	0
Eric S. Yeaman	—	—	154,406	220,719	0	0
Terry A. White	—	—	0	350,000	0	0

Employment Agreements And Change In Control Arrangements

Our 1998 Stock Plan, 2000 Stock Plan and 2000 Nonstatutory Stock Plan provide, under some circumstances, for accelerated vesting upon a change of control of Turnstone Systems. In the event we are acquired in a merger or asset purchase, each outstanding option and stock purchase right granted under our stock plans will vest to the extent that the option or stock purchase right would have been vested on the date twelve months following the effectiveness of the acquisition, and the successor corporation will assume or substitute an equivalent option for each outstanding option under our stock plans. In the event that the successor corporation refuses to assume or issue an equivalent option for each outstanding option, these options will become fully vested. Following an assumption or substitution in connection with a merger, if the successor corporation terminates an optionholder’s status as an employee or consultant, other than for cause, within twelve months following the merger, then the optionholder’s options will become fully vested. Furthermore, in the event of a merger, options or stock purchase rights held by an outside director will become fully vested.

In January 2003, we entered into a retention agreement with each of our executive officers at that time, including P. Kingston Duffie, Chief Technology Officer, James T. Graf, Vice President, Operations, Carl Hubbard, Vice President, Engineering, Albert Y. Liu, General Counsel, Director of Human Resources, Richard N. Tinsley, President and Chief Executive Officer, Terry White, Vice President, Worldwide Sales and Eric S. Yeaman, Chief Financial Officer. The agreement provides that upon the earliest of (i) an involuntary termination of the officer by us, (ii) the closing of a merger or sale transaction involving a change of control of us or (iii) October 9, 2003 (such earliest date being referred to as the “Transition Date”), the officer will receive payment of a retention bonus equal to 100% of his earned annual base salary from January 9, 2003 through the Transition Date if he is still employed with us at that time. Furthermore, in the event of an involuntary termination, the officer will be entitled to an additional severance payment equal to three months of his annual base salary. In April 2003, we terminated the employment of Mr. White, and paid him earned retention and severance of $135,574. In May 2003, we terminated the employment of Mr. Duffie and paid him earned retention and severance of $102,979. Mr. Duffie continues to serve as a member of our board of directors. Concurrently, we and Mr. Duffie entered into a consulting agreement for intellectual property management and other general technical consulting services as requested by us from time to time. In July 2003, we terminated the employment of Mr. Graf and paid him earned retention and severance of $121,728, and terminated the employment of Mr. Hubbard and paid him earned retention and severance of $142,015. Concurrently, we and Mr. Hubbard entered into a consulting agreement for general operations and engineering services, respectively, as requested by us from time to time. In August 2003, we terminated the employment of Mr. Tinsley and paid him earned retention and severance of $169,541. Concurrently, we and Mr. Tinsley entered into a consulting agreement for general technical consulting services as requested by us from time to time at a rate of $100 per hour. In October 2003, we paid Mr. Liu earned retention and vacation benefits of $143,421 and paid Mr. Yeaman earned retention and vacation benefits of $142,815, upon the expiration of their retention agreements with us. Concurrently, we entered into an employment agreement with each of Messrs. Liu and Yeaman. The employment agreement provides that in the event we terminate the officer’s employment without cause, the officer will be entitled to receive a severance payment equal to six months of his annual base salary.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the compensation committee of the board of directors shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

The compensation committee of the board of directors establishes our general compensation policies and the compensation plans and the specific compensation levels for senior executives, including our Chief Executive Officer.

General Compensation Philosophy

The primary objectives of our executive compensation policies include the following:

•	To attract, motivate, and retain a highly qualified executive management team;

•	To link executive compensation to our financial performance as well as to define individual management objectives established by the committee;

•	To compensate competitively with the practices of similarly situated technology companies; and

•	To create management incentives designed to enhance stockholder value.

We compete in an aggressive and dynamic industry and, as a result, believe that finding, motivating, and retaining quality employees, particularly senior managers, sales personnel, and technical personnel are key factors to our future success. Our compensation philosophy seeks to align the interests of stockholders and management by tying compensation to our financial performance, either directly in the form of salary and bonuses paid in cash or indirectly in the form of appreciation of stock options and in certain instances, restricted stock granted to principal executive officers.

Cash Compensation

We seek to provide cash compensation to our executive officers, including base salary and an annual cash bonus, at levels that are commensurate with cash compensation of executives with comparable responsibility at similarly situated technology companies. Annual increases in base salary are determined on an individual basis based on market data and a review of the officer’s performance and contribution to various individual, departmental, and corporate objectives. Cash bonuses are intended to provide additional incentives to achieve such objectives.

The salaries and cash bonuses of each of our executive officers, other than the Chief Executive Officer, were determined by the board of directors, upon the recommendation of the Chief Executive Officer. The Chief Executive Officer’s base salary was determined by the board of directors, upon the recommendation of the committee. Richard N. Tinsley served as Turnstone Systems’ President and Chief Executive Officer since January 1998. During fiscal 2002, Mr. Tinsley’s base annual salary was $190,000. Mr. Tinsley’s base annual salary in fiscal 2003 will also be $190,000.

Carl Hubbard, Vice President, Engineering, received $50,653, James T. Graf, Vice President, Operations, received $10,000, Albert Y. Liu, General Counsel and Director of Human Resources, received $55,048, Terry A. White, Vice President, Worldwide Sales, received $49,829, and Eric S. Yeaman, Chief Financial Officer, received $53,360 in cash bonus compensation for fiscal 2002. None of our other executive officers received a cash bonus for fiscal 2002. The compensation committee sets new goals for each of our executives as a whole each fiscal year on the basis of past performance and objective for the next fiscal year.

In January 2003, we entered into a retention agreement with each of Messrs. Duffie, Graf, Hubbard, Liu, Tinsley, White and Yeaman, our executive officers at that time. The agreement provides that upon the earliest of (i) an involuntary termination of the officer by us, (ii) the closing of a merger or sale transaction involving a change of control of us or (iii) October 9, 2003 (such earliest date being referred to as the “Transition Date”), the officer will receive payment of a retention bonus equal to 100% of his earned annual base salary from January 9, 2003 through the Transition Date if he is still employed with us at that time. Furthermore, in the event of an involuntary termination, the officer will be entitled to an additional severance payment equal to three months of his annual base salary. We believe these arrangements were appropriate to ensure the retention of our executive officers during the exploration of strategic alternatives for the company. Since January 2003, we have terminated the employment of Messrs. Duffie, Graf, Hubbard, Tinsley and White, and have paid them their earned retention amounts. In October 2003, we paid Mr. Liu earned retention and vacation benefits of $143,421 and paid Mr. Yeaman earned retention and vacation benefits of $142,815, upon the expiration of their retention agreements with us. Concurrently, we entered into an employment agreement with each of Messrs. Liu and Yeaman. The employment agreement provides that in the event we terminate the officer’s employment without cause, the officer will be entitled to receive a severance payment equal to six months of his annual base salary. See “Executive Compensation—Employee Agreements and Change in Control Arrangements.”

Based on a review of public company proxy data, compensation data supplied by independent executive compensation research and consulting firms, and other relevant market data, the committee believes that the cash compensation paid to our executive officers, including our Chief Executive Officer, was generally consistent with amounts paid to officers with similar responsibilities at similarly situated technology companies. In order to insure access to qualified personnel, we believe that it will continue to be necessary to provide compensation packages, consisting of cash compensation and equity incentives, that are at least competitive with, and in certain instances superior to, compensation paid by other technology companies.

Equity-Based Compensation

Stock Options.    Stock options are periodically granted to provide additional incentive to executives and other employees to maximize long-term total return to our stockholders. Stock options are a particularly strong incentive because they are valuable to employees only if the fair market value of our common stock increases above the exercise price, which is set at the fair market value of our common stock on the date the option is granted. In addition, employees must remain employed by us for a fixed period of time in order for the options to vest fully. Options generally vest over a four year period to encourage option holders to continue in our employ.

All of the options granted to non-executive employees in the year ended December 31, 2002 were approved by the stock option grant committee, pursuant to its delegated authority. All of the options granted to executives in the year ended December 31, 2002 were approved by the compensation committee and the full board of directors. In making its determinations, the committee considers the employee’s position at Turnstone Systems, such employee’s individual performance, the number of options held (if any) and the extent to which such options are vested, and any other factors that the committee may deem relevant.

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the federal income tax deductibility of compensation paid to our chief executive officer and to each of the other four most highly-compensated executive officers. We may deduct such compensation only to the extent that during any fiscal year the compensation paid to such individual does not exceed $1 million or meet certain specified conditions (including stockholder approval). Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation.

THE COMPENSATION COMMITTEE

John K. Peters
Geoffrey Y. Yang

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, this report of the audit committee of the board of directors shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

In connection with the financial statements included in Turnstone Systems’ Annual Report on Form 10-K for the year ended December 31, 2002, the audit committee (1) reviewed and discussed the audited financial statements with Turnstone Systems management and KPMG LLP, independent auditors; (2) discussed the matters required by Statement on Auditing Standards No. 61 with KPMG LLP; and (3) received and discussed the matters required by Independence Standards Board Statement No. 1 with KPMG LLP. Based upon these reviews and discussions, the audit committee recommended to the board of directors of Turnstone Systems that these audited financial statements be included in Turnstone Systems’ Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

Robert J. Finocchio, Jr.
John K. Peters
Andrew W. Verhalen

CERTAIN TRANSACTIONS

In addition to the indemnification provisions contained in our certificate of incorporation and bylaws, we have entered into separate indemnification agreements with each of our directors. These agreements require us, among other things, to indemnify such director against expenses (including attorneys’ fees), judgments, fines and settlements paid by such individual in connection with any action, suit or proceeding arising out of such individual’s status or service as our director or officer (other than such liabilities arising from willful misconduct or conduct that is knowingly fraudulent or deliberately dishonest) and to advance expenses incurred by such individual in connection with any proceeding against such individual with respect to which such individual may be entitled to indemnification by us. We have been named as defendants in a securities class action lawsuit relating to our secondary offering of common stock in September 2000. We have also been named as defendants in a class action lawsuit generally referred to as “IPO Allocation” claims relating to our initial public offering in January 2000. Certain of our former officers and directors have been named as co-defendants in these class action lawsuits and we may be required to indemnify these persons in connection with the lawsuits.

During fiscal 2002, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party, in which the amount involved in the transaction exceeds $60,000 and in which any director, executive officer or holder of more than 5% of our capital stock had or will have a direct or indirect material interest, other than compensation arrangements which are otherwise described under “Executive Compensation—Employment Agreements and Change in Control Agreements.”

STOCK PERFORMANCE GRAPH

Notwithstanding any statement to the contrary in any of our previous or future filings with the Securities and Exchange Commission, the following information relating to the price performance of our common stock shall not be deemed “filed” with the Commission or “soliciting material” under the Securities Exchange Act of 1934, as amended, and shall not be incorporated by reference into any such filings.

Our common stock began trading on the Nasdaq National Market on February 1, 2000. The following performance graph shows a comparison of cumulative total stockholder returns for our common stock with the cumulative returns on the Nasdaq Composite Index and the Nasdaq Telecommunications Index. The graph covers the period from February 1, 2000, the first day our stock was publicly traded, to December 31, 2002, the last day of our 2002 fiscal year. The performance shown is based upon historical data. We caution you that the stock price performance shown in the graph below is not indicative of, nor intended to forecast, the potential future performance of our common stock.

	Turnstone Systems	Nasdaq Composite	Nasdaq Telecomm
2/1/00	$100.00	$100.00	$100.00
12/29/00	15.34	60.97	45.93
12/31/01	8.19	48.13	23.45
12/31/02	5.57	32.96	10.78

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our officers and directors and persons who own more than 10% of a registered class of our equity securities file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the Securities and Exchange Commission. These officers, directors, and 10% stockholders are also required by SEC rules to furnish us with copies of all Section 16(a) reports they file. Based solely on our review of the copies of forms we have received, or written representations from certain reporting persons, we believe that all of our executive officers and directors have complied with all applicable filing requirements for the fiscal year ended December 31, 2002.

OTHER MATTERS

The board of directors does not know of any other matters that may come before the Annual Meeting. However, if any other matters are properly presented at the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, and we file reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our public filings are also available to the public from commercial document retrieval services and at the Internet web site maintained by the SEC at http://www.sec.gov.

In conjunction with this proxy statement, we are sending you a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2002. Our Annual Report, including our business information, selected financial data, supplementary financial information, management’s discussions and analysis of financial condition and results of operations, and quantitative and qualitative disclosure about market risk, our Quarterly Reports on Form 10-Q filed on May 14, 2003 and August 11, 2003 and our Current Reports on Form 8-K filed on January 9, 2003, March 14, 2003, July 29, 2003, August 7, 2003, September 2, 2003, September 16, 2003 and October 10, 2003, are hereby incorporated by reference into this proxy.

BY ORDER OF THE BOARD OF DIRECTORS,

Albert Y. Liu Secretary

ANNEX A

PLAN OF COMPLETE LIQUIDATION AND DISSOLUTION OF

TURNSTONE SYSTEMS, INC.

This Plan of Complete Liquidation and Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of Turnstone Systems, Inc., a Delaware corporation (the “Company”), in accordance with the Delaware General Corporation Law (the “DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”), as follows:

1.  The board of directors of the Company (the “board of directors”) has adopted this Plan and called a meeting (the “Meeting”) of the holders of the Company’s Common Stock to take action on the Plan and ratify the Company’s actions taken to date on the Plan. If stockholders holding a majority of the Company’s outstanding common stock, par value $0.001 per share (the “Common Stock”), vote for the adoption of this Plan at the Meeting, the Plan shall constitute the adopted Plan of the Company as of the date of the Meeting, or such later date on which the stockholders may approve the Plan if the Meeting is adjourned to a later date (the “Adoption Date”).

2.  After the Adoption Date, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan. No later than thirty (30) days following the Adoption Date, the Company shall file Form 966 with the Internal Revenue Service.

3.  From and after the Adoption Date, the Company shall complete the following corporate actions: The board of directors will liquidate the Company’s assets in accordance with any applicable provision of the DGCL, including Sections 280 and 281. Without limiting the flexibility of the board of directors, the board of directors may, at it option, instruct the officers of the Company to follow the procedures set forth in Sections 280 and 281 of the DGCL which instruct such officers to: (i) give notice of the dissolution to all persons having a claim against the Company and provide for the rejection of any such claims in accordance with Section 280 of the DGCL; (ii) offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures, and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any such claimant who rejects such offer in accordance with Section 280 of the DGCL; (iii) petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (A) claims that are the subject of pending litigation against the Company, and (B) claims that have not been made known to the Company at the time of dissolution, but are likely to arise or become known within five (5) years (or longer in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL; (iv) pay, or make adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan in accordance with Section 280 of the DGCL; and (v) post all security offered and not rejected and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL.

4.  The distributions to the stockholders pursuant to Section 3, 6 and 7 hereof shall be in complete redemption and cancellation of all of the outstanding Common Stock of the Company. As a condition to receipt of any distribution to the Company’s stockholders, the board of directors or the Trustees (as defined below), in their absolute discretion, may require the stockholders to (i) surrender their certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon or (ii) furnish the Company with evidence satisfactory to the board of directors or the Trustees of the loss, theft or destruction of their certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the board of directors or the Trustees (“Satisfactory Evidence and Indemnity”). The Company will finally close its stock transfer books and discontinue recording transfers of Common Stock on the earliest to occur of (i) the close of business on the record date fixed by the board of directors for the final liquidating distribution, (ii) the close of business on the date on which the remaining assets of the Company are transferred to the Trust or (iii) the date on which the Company files its Certificate of Dissolution under the DGCL (following any post-dissolution continuation period thereunder), and thereafter certificates representing Common Stock will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

5.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered its certificates evidencing the Common Stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled (unless transferred to the Trust established pursuant to Section 6 hereof) shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

6.  If deemed necessary, appropriate or desirable by the board of directors, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company shall transfer to one or more liquidating trustees, for the benefit of its stockholders (the “Trustees”), under a liquidating trust (the “Trust”), any assets of the Company which are (i) not reasonably susceptible to distribution to the stockholders, including without limitation non-cash assets and assets held on behalf of the stockholders (a) who cannot be located or who do not tender their certificates evidencing the Common Stock to the Company or its agent as herein above required or (b) to whom distributions may not be made based upon restrictions under contract or law, including, without limitation, restrictions of the Federal securities laws and regulations promulgated thereunder, or (ii) held as the Contingency Reserve. The board of directors may appoint one or more individuals, corporations, partnerships or other persons, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders for the purposes of Section 3 of this Plan. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, subject to this Section and as authorized by the board of directors, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the board of directors, in its absolute discretion, may deem necessary, appropriate or desirable.

7.  Whether or not a Trust shall have been previously established pursuant to Section 6, in the event it should not be feasible for the Company to make the final distribution to its stockholders of all assets and properties of the Company prior to September 11, 2006, then, on or before such date, the Company shall be required to establish a Trust and transfer any remaining assets and properties (including, without limitation, any uncollected claims, contingent assets and the Contingency Reserve) to the Trustees as set forth in Section 6.

8.  After the Adoption Date, the officers of the Company shall, at such time as the board of directors, in its absolute discretion, deems necessary, appropriate or desirable, obtain any certificates required from the Delaware tax authorities and, upon obtaining such certificates, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL.

9.  Under this Plan the board of directors may approve the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, including any sale, exchange or other disposition in liquidation of less than a majority of the property and assets of the Company to affiliates of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions.

10.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the board of directors, pay any brokerage, agency, professional, legal and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

11.  In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the board of directors, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, in money or other property, as severance, bonus, acceleration of vesting of stock or stock options, or in any other form, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan.

12.  The Company shall continue to indemnify its officers, directors, employees, agents and representatives in accordance with its certificate of incorporation, as amended, and Bylaws and any contractual arrangements, for the actions taken in connection with this Plan and the winding up of the affairs of the Company. The Company’s obligation to indemnify such persons may also be satisfied out of the assets of the Trust. The board of directors and the Trustees, in their absolute discretion, are authorized to obtain and maintain insurance as may be necessary or appropriate to cover the Company’s obligation hereunder, including seeking an extension in time and coverage of the Company’s insurance policies currently in effect.

13.  Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the Company’s stockholders, the board of directors may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent permitted by the DGCL.

14.  The board of directors of the Company is hereby authorized, without further action by the Company’s stockholders, to do and perform or cause the officers of the Company, subject to approval of the board of directors, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind which are deemed necessary, appropriate or desirable, in the absolute discretion of the board of directors, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.

ANNEX B

SOLVENCY OPINION

VALUATION RESEARCH CORPORATION

50 CALIFORNIA STREET, SUITE 450

SAN FRANCISCO, CA 94111

August 6, 2003

The Board of Directors

Turnstone Systems, Inc.

Santa Clara, CA

Ladies and Gentlemen:

Valuation Research Corporation (“Valuation Research”) has been engaged to perform certain valuation services for the board of directors (“the Board”) of Turnstone Systems, Inc. (“Turnstone” or “the Company”) in connection with the proposed liquidation and dissolution of the Company. Such a plan would provide for among other things, the sale of all operating assets and the voluntary liquidation, winding up and dissolution of Turnstone (the “Plan”). In combination with the Plan, it is also proposed that a special cash distribution be made to the Company’s shareholders according to their pro rata share of ownership. The amount of the distribution being any excess cash available after considering amounts needed to satisfy the Company’s liabilities and effect the dissolution. The proposed amount of the special distribution is $174.6 million (the “Distribution”).

You have requested our written opinion (the “Solvency Opinion”), as to the solvency of the Company assuming payment of, and after giving effect to, the Distribution, as to whether the following tests of solvency are satisfied for Turnstone, on a consolidated basis:

(i)	The Fair Value and the Present Fair Saleable Value of the Company’s assets exceeds the Company’s Stated Liabilities and Identified Contingent Liabilities;

(ii)	The Fair Value and the Present Fair Saleable Value of the Company’s assets exceeds the Company’s Stated Liabilities and Identified Contingent Liabilities, by an amount greater than the amount identified to us by the Company as the par value of its capital stock;

(iii)	The Company is and will be able to pay its respective debts (including, without limitation its Stated Liabilities and Identified Contingent Liabilities) as they mature; and,

(iv)	The Company will have adequate capital to pay its obligations (including its Stated Liabilities and Identified Contingent Liabilities) and dissolution costs as they come due.

For purposes of the Solvency Opinion, the Company’s assets and liabilities (including Identified Contingent Liabilities of the Company), have been valued on a liquidation basis, immediately after and giving effect to the Distribution.

For the purpose of this Solvency Opinion, the following terms are defined.

Fair Value—The amount at which the assets and liabilities of the Company would change hands between a willing buyer and a willing seller, each having reasonable knowledge of the relevant facts, neither being under compulsion to act, with equity to both.

Present Fair Saleable Value—The amount that may be realized if the Company’s aggregate assets (including goodwill) and liabilities (including Identified Contingent Liabilities) are sold in their entirety with reasonable promptness in an arm’s length transaction, under present conditions, as such conditions can be reasonably evaluated by Valuation Research.

Stated Liabilities—Those liabilities stated in the most recent available financial statements as discussed and reviewed with management.

Identified Contingent Liabilities—The estimated maximum reasonably anticipated liabilities that may result from pending litigation, asserted claims and assessments, guarantees, uninsured risks, and other contingent liabilities as identified and explained to us in terms of their nature and estimated dollar magnitude by responsible officers or advisors of Turnstone.

In addition to the above defined terms, the phrase “able to pay its respective debts as they mature” shall mean that, assuming the Distribution has been consummated as proposed, the Company’s financial condition would be such that it would be able to meet its Stated Liabilities, Identified Contingent Liabilities and all costs associated with liquidation and dissolution of the Company as they come due; and the phrase “unreasonably small capital” relates to the ability of Turnstone, again, assuming the Distribution has been consummated as proposed, to continue the liquidation and dissolution process, and not lack sufficient capital for its current and anticipated needs.

We have used the same valuation procedures in determining Fair Value and Present Fair Saleable Value. It is Valuation Research’s understanding, upon which it is relying, that the Company’s board of directors and any other recipient of the Solvency Opinion will consult with and rely solely upon their own legal counsel with respect to said definitions. No representation is made herein, or directly or indirectly by the Solvency Opinion, as to any legal matter or as to the sufficiency of said definitions for any purpose other than setting forth the scope of Valuation Research’s Solvency Opinion hereunder.

Notwithstanding the use of the defined terms Fair Value and Present Fair Saleable Value, we have not been engaged to identify prospective purchasers or to ascertain the actual prices at which and terms on which the Company can currently be sold. Because the sale of any business enterprise involves numerous assumptions and uncertainties, not all of which can be quantified or ascertained prior to engaging in an actual selling effort, we express no opinion as to whether the Company would actually be sold for the amount we believe to be its Fair Value and Present Fair Saleable Value.

In connection with this Solvency Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, and have used generally accepted valuation approaches, methods and techniques. Among other things, we have:

1.	Discussed with the senior management of the Company the objectives of the Plan and the Distribution;

2.	Discussed the past and current operations and financial condition of Turnstone with the Company’s senior management.

3.	Reviewed the preliminary proxy statement that provides an explanation of the Plan and the Distribution;

4.	Reviewed the most recent unaudited balance sheet for the Company;

5.	Reviewed the projected cash flows associated with dissolution;

6.	Reviewed sections of the Company’s public filings relevant to outstanding litigation;

7.	Reviewed the following documents related to the Company’s class action litigation: Defendant’s Mediation Statement dated July 2, 2003, Stipulation of Settlement dated July 17, 2003, Order Granting In Part and Denying In Part Motions to Dismiss and Dismissing Amended Consolidated Complaint With Leave to Amend dated February 4, 2003;

8.	Reviewed the following documents related to the Company’s IPO securities litigation: Memorandum of Understanding, Agreement Among Insurers as of May 12, 2003, Insurers—Issuers Agreement as of May 12, 2003: Defendant’s Mediation Statement dated July 2, 2003, Stipulation of Settlement dated July 17, 2003, Order Granting In Part and Denying In Part Motions to Dismiss and Dismissing Amended Consolidated Complaint With Leave to Amend dated February 4, 2003;

9.	Conducted due diligence interviews with Company senior management with regard to the Company’s Stated Liabilities and Identified Contingent Liabilities, including outstanding litigation;

10.	Conducted due diligence interviews with outside legal advisors with regard to the Company’s outstanding litigation;

11.	Conducted other such studies, analysis and investigations as we have deemed appropriate under the circumstances.

We have relied upon and assumed, without independent verification, that the financial forecasts and projections provided to us have been reasonably prepared and reflect the best currently available estimates. We have not made any independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business economic, market and other conditions as they exist and can be evaluated by us as of the date of this letter.

Based on the foregoing, and in reliance thereon, it is our opinion as of the date of this letter, that the following tests of solvency are satisfied for Turnstone, on a consolidated basis after giving effect to the consummation of the Distribution:

(i)	The Fair Value and the Present Fair Saleable Value of the Company’s assets exceeds the Company’s Stated Liabilities and Identified Contingent Liabilities;

(ii)	The Fair Value and the Present Fair Saleable Value of the Company’s assets exceeds the Company’s Stated Liabilities and Identified Contingent Liabilities, by an amount greater than the amount identified to us by the Company as the par value of its capital stock;

(iii)	The Company is and will be able to pay its respective debts (including, without limitation its Stated Liabilities and Identified Contingent Liabilities) as they mature; and,

(iv)	The Company will have adequate capital to pay its obligations (including its Stated Liabilities and Identified Contingent Liabilities) and dissolution costs as they come due.

This Solvency Opinion is delivered subject to the general assumptions and limiting conditions stated in Exhibit A (attached hereto), and the scope of the engagement and understandings set forth herein and in our engagement letter dated July 28, 2003. This Solvency Opinion is issued subject to the understanding that the obligations of Valuation Research in the Transaction are solely corporate obligations, and no officer, director, employee, agent or shareholder or controlling person of Valuation Research shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

VALUATION RESEARCH CORPORATION

EXHIBIT A

GENERAL ASSUMPTIONS AND LIMITING CONDITIONS

1.	The conclusions reached represent the considered opinion of Valuation Research, based upon information furnished to them by the Company and other sources. The Solvency Opinion provided by Valuation Research provides no assurance as to the fairness of the Plan to any shareholder of the Company. Furthermore, the Solvency Opinion and conclusions are not intended by the author, and should not be construed by the reader, to be investment advice in any manner whatsoever.

2.	In accordance with recognized professional standards as generally practiced in the valuation industry, the fee for these services is not contingent upon the conclusions of value. Valuation Research has determined to the best of its knowledge and in good faith that neither it nor any of its agents or employees has a material financial interest in the Company.

3.	Valuation Research assumes that all laws, statutes, ordinances, zoning and use regulations, other regulations, or regulations of any governmental authority relevant to and in connection with this engagement are complied with unless express written noncompliance is brought to the attention of Valuation Research by those relied on by Valuation Research, including the Company and its management, and stated and defined in the Solvency Opinion.

4.	Valuation Research has relied on certain public information and information furnished by others, including, but not limited to, the Company, without verification. Valuation Research believes such information to be reliable as to accuracy and completeness but offers no warranty or representation to that effect; however, nothing has come to our attention in the course of this engagement that would cause us to believe that any furnished information is inaccurate in any material respect or that it is unreasonable to utilize and rely upon such information.

5.	Valuation Research has not made a specific compliance survey or analysis of the subject property to determine whether it is subject to or in compliance with the Americans with Disability Act of 1990 (ADA) and this Solvency Opinion does not consider the impact, if any, of non-compliance in estimating the value of the property.

6.	The issuance of this Solvency Opinion by Valuation Research does not represent an assurance, guarantee, or warranty that the Company will not default on any debt obligations, if any, associated with the values stated in the Solvency Opinion, nor does Valuation Research make any assurance, guarantee, or warranty that the covenants for any financing will not be broken in the future.

7.	Future services regarding the subject matter of this Solvency Opinion, including, but not limited to, testimony or attendance in court, shall not be required of Valuation Research, unless previous arrangements have been made in writing.

8.	No representation is made as to the legal sufficiency for any purpose of the definitions contained in the body of the Solvency Opinion; such definitions are used solely for setting forth the scope of this Solvency Opinion and Valuation Research believes such definitions to be reasonable for the purposes of rendering this Solvency Opinion.

9.	Neither Valuation Research, nor its agents or employees assume any responsibility for matters legal in nature, nor do they render any opinion as to any title to, or legal status of, property, which may be involved, both real and personal, tangible and intangible. Title is assumed to be good and marketable.

10.	Turnstone agrees to reimburse Valuation Research for any expenses that Valuation Research may incur, as a party, witness or participant in connection with any litigation or dispute involving this engagement. This includes, unless it resulted from the gross negligence or willful misconduct of Valuation Research, all reasonable out-of-pocket costs such as travel expenses, attorney fees and, if necessary, costs of enforcing this agreement.

11.	Where there may be real property involved, and unless specifically stated, Valuation Research has not made a land survey of the property and has assumed that the Company has clear title to the property. Valuation Research assumes that there are no hidden or unapparent conditions of the property, subsoil, or structures that render it more or less valuable. No responsibility is assumed for such unapparent conditions or for arranging for engineering studies that may be required to discover such unapparent conditions or any such unapparent conditions, which may exist.

12.	Valuation Research is not an environmental consultant or auditor, and it takes no responsibility for any actual or potential environmental liabilities. Any person entitled to rely on this Solvency Opinion wishing to know whether such liabilities exist, or their scope, and the effect on the value of the property is encouraged to obtain a professional environmental assessment. Valuation Research does not conduct or provide environmental assessments and has not performed one for this engagement.

13.	Valuation Research has not determined independently whether the Company is subject to any present or future liability relating to environmental matters, including but not limited to CERCLA/ Superfund liability. Unless otherwise specified, Valuation Research’s Solvency Opinion takes no such liabilities into account. To the extent such information has been reported to us, Valuation Research has relied on it without verification and offers no warranty or representation as to its accuracy or completeness.

14.	Our Solvency Opinion is necessarily based on economic, market, financial and other conditions as they exist on the date of this Solvency Opinion. While various judgments and estimates which we consider reasonable and appropriate under the circumstances were made by us in the determination of value, no assurance can be given by us that the sale price which might ultimately be realized in any actual transaction, if and when effected, will be at the Present Fair Saleable Value or Fair Value indicated.

15.	Our conclusions of Present Fair Saleable Value and Fair Value of assets are for the aggregate or total assets of the Company. Nothing has come to our attention that would cause us to believe that the Present Fair Saleable Value of assets is materially different from the Fair Value of such assets.

ANNEX C

FAIRNESS OPINION

VALUATION RESEARCH CORPORATION

50 CALIFORNIA STREET, SUITE 450

SAN FRANCISCO, CA 94111

August 6, 2003

The Board of Directors

Turnstone Systems, Inc.

Santa Clara, CA

Ladies and Gentlemen:

Valuation Research Corporation (“Valuation Research”) has been engaged to perform certain valuation services for the board of directors (“the Board”) of Turnstone Systems, Inc. (“Turnstone” or “the Company”) in connection with the proposed liquidation and dissolution of the Company. Such a plan would provide for among other things, the sale of all operating assets and the voluntary liquidation, winding up and dissolution of Turnstone (the “Plan”). You have requested our written opinion, as to the fairness of the Plan, from a financial point of view to the Company’s common stock shareholders (the “Fairness Opinion”).

In connection with this Fairness Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances, and have used generally accepted valuation approaches, methods and techniques in establishing the value to the common stock shareholders under different strategic alternatives. Among other things, we have:

1.	Discussed with the senior management of the Company the objectives of the Plan and the other strategic alternatives considered by the Board;

2.	Discussed the past and current operations and financial condition of Turnstone with the Company’s senior management.

3.	Reviewed the preliminary proxy statement that provides an explanation of the Plan and the proposed special distribution to Company shareholders;

4.	Conducted a review of the financial condition of the Company with respect to solvency before and after the proposed special distribution;

5.	Reviewed annual financial statements for the Company on form 10-K and form S-1 for fiscal years ending December 31, 1999 through December 31, 2002 and interim financial statements for the six months ended June 30, 2003 issued in the Company’s July 29, 2003 press release;

6.	Reviewed financial projections for the Company that assume continued operation as a going concern without investment in new products, as prepared by Company management;

7.	Reviewed financial projections for the Company that assume the development, manufacture and sale of a new product, as prepared by Company management;

8.	Reviewed the terms, internally prepared financial analysis and internal correspondence for a merger transaction that the Company had been contemplating as a alternative to the Plan;

9.	Conducted interviews with appropriate operating, financial, legal and research and development management personnel at the Company;

10.	Conducted interviews of outside financial and legal advisors who had been engaged by the Company to help the Board and Company management assess strategic alternatives;

C-1

11.	Conducted other such studies, analysis and investigations as we have deemed appropriate under the circumstances.

We have not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and do not assume any responsibility with respect to it. We have not made any independent appraisal of any of the properties or assets of the Company. Our opinion is necessarily based on business economic, market and other conditions as they exist and can be evaluated by us as of the date of this letter. Our opinion addresses only fairness from a financial point of view and we do not express any views on any other aspect of the Plan.

Based on the foregoing, and in reliance thereon, it is our opinion as of the date of this letter that the Plan is fair, from a financial point of view to the Company’s common stock shareholders.

This opinion is delivered to each recipient subject to the conditions, scope of engagement, limitations, and understandings set forth herein and in our engagement letter dated July 28, 2003, and subject to the understanding that the obligations of Valuation Research with regard to the Plan are solely corporate obligations, and no officer, director, employee, agent or shareholder or controlling person of Valuation Research shall be subjected to any personal liability whatsoever to any person, nor will any such claim be asserted by or on behalf of you or your affiliates.

VALUATION RESEARCH CORPORATION

C-2

ANNEX D

CERTIFICATE OF AMENDMENT TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TURNSTONE SYSTEMS, INC.

Adopted in accordance with Section 242 of the General Corporation Law of Delaware,

Albert Y. Liu certifies that:

1. He is the duly elected General Counsel, Director of Human Resources and Secretary of Turnstone Systems, Inc., a Delaware corporation (the “Corporation”).

2. The second paragraph of Article VII of the currently effective Amended and Restated Certificate of Incorporation of the Corporation is hereby deleted in its entirety.

3. This Certificate of Amendment has been duly approved by the Company’s board of directors in accordance with Section 242 of the Delaware General Corporation Law.

4. This Certificate of Amendment has been duly approved by the Company’s stockholders in accordance with Section 242 of the Delaware General Corporation Law.

I hereby further declare and certify under penalty of perjury under the laws of the State of Delaware that the facts set forth in the foregoing certificate are true and correct of my own knowledge and that this Certificate of Amendment is my act and deed.

Executed at Santa Clara, California, this             day of             , 2003.

/s/
Albert Liu, General Counsel, Director of Human Resources and Secretary

D-1

TURNSTONE SYSTEMS, INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, NOVEMBER 11, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

TURNSTONE SYSTEMS, INC.

The undersigned revokes all previous proxies, acknowledges receipt of the Notice of the Annual Meeting of Stockholders to be held November 11, 2003, and the Proxy Statement and appoints Albert Y. Liu and Eric S. Yeaman, and each of them, the proxy of the undersigned, with full power of substitution, to vote all shares of Common Stock of Turnstone Systems, Inc. which the undersigned is entitled to vote, either on his or her own behalf or on behalf of any entity or entities, at the Annual Meeting of Stockholders to be held at the principal executive offices of Turnstone Systems, Inc. located at 2220 Central Expressway, Santa Clara, California 95050, on Tuesday, November 11, 2003, at 9:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. The shares represented by this Proxy will be voted in the manner set forth in the accompanying proxy statement.

1.	To ratify a special cash distribution to stockholders of $2.77 per common share, or such lesser amount as our board of directors may determine to be appropriate.

FOR ☐	AGAINST ☐	ABSTAIN ☐

2.	To approve the liquidation and dissolution of Turnstone Systems pursuant to a Plan of Complete Liquidation and Dissolution of Turnstone Systems, Inc., substantially in the form of Annex A attached to the accompanying proxy statement.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	To elect the two nominees for director.

	FOR	WITHHOLD AUTHORITY TO VOTE
P. Kingston Duffie	☐	☐
Richard N. Tinsley	☐	☐

4.	To approve the amendment of our amended and restated certificate of incorporation to eliminate our classified board of directors.

FOR ☐	AGAINST ☐	ABSTAIN ☐

5.	To ratify the appointment of KPMG LLP as our independent auditors for the fiscal year ending December 31, 2003; and

FOR ☐	AGAINST ☐	ABSTAIN ☐

6.	In accordance with the discretion of the proxy holders, to act upon all matters incident to the conduct of the meeting and upon other matters as may properly come before the meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

The board of directors recommends a vote IN FAVOR OF the nominees listed above and a vote IN FAVOR OF each of the listed proposals. This Proxy, when properly executed, will be voted as specified above. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN FAVOR OF THE ELECTION OF THE NOMINEES LISTED ABOVE FOR DIRECTOR AND IN FAVOR OF THE OTHER PROPOSALS.

Please print the name(s) appearing on each stock certificate(s) over which you have voting authority. If there is more than one owner of a stock certificate, each owner should sign. Executors, Administrators, Trustees and others signing in a representative capacity should so indicate.

(Print Name(s) on Stock Certificate)

Dated:
(Authorized Signature)

Dated:
(Authorized Signature)